                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF

                                FEBRUARY 20, 1998

                                  BY AND AMONG

                             RUSH ENTERPRISES, INC.

                            RUSH RETAIL CENTERS, INC.

                       D&D FARM & RANCH SUPERMARKET, INC.

                                       AND

                                GEORGETTE HAWKINS

                                TABLE OF CONTENTS

                                -----------------

1.       Definitions...................................................................................  1
         1.1      Acquisition..........................................................................  1
         1.2      Adverse Consequences.................................................................  1
         1.3      Affiliate or affiliate...............................................................  1
         1.4      Agreement............................................................................  1
         1.5      Audited Financial Statements.........................................................  1
         1.6      Basis................................................................................  2
         1.7      Business Combination.................................................................  2
         1.8      Business Day.........................................................................  2
         1.9      Cash Consideration...................................................................  2
         1.10     Closing..............................................................................  2
         1.11     Closing Date.........................................................................  2
         1.12     Closing Date Balance Sheet...........................................................  2
         1.13     Code.................................................................................  2
         1.14     Company Contracts....................................................................  2
         1.15     Company Licenses.....................................................................  2
         1.16     Company Stock........................................................................  2
         1.17     Confidential Information.............................................................  2
         1.18     Contaminated Site List...............................................................  2
         1.19     Defensible Title.....................................................................  3
         1.20     Employee Plans.......................................................................  3
         1.21     Environmental Conditions.............................................................  3
         1.22     Environmental Information............................................................  3
         1.23     Environmental Laws...................................................................  3
         1.24     Environmental Liabilities............................................................  3
         1.25     Environmental Remediation Costs......................................................  4
         1.26     ERISA................................................................................  4
         1.27     ERISA Affiliate......................................................................  4
         1.28     ESA..................................................................................  4
         1.29     Exchange Act.........................................................................  4
         1.30     Feasibility Period...................................................................  4
         1.31     Financial Statements.................................................................  4
         1.32     Governmental Entity..................................................................  4
         1.33     Governmental Authority...............................................................  4
         1.34     Governmental Requirement.............................................................  5
         1.35     Hazardous Materials..................................................................  5
         1.36     Intellectual Property................................................................  5
         1.37     IRS..................................................................................  5
         1.38     Knowledge............................................................................  5
         1.39     Liability............................................................................  5
         1.40     Market Price.........................................................................  5
         1.41     Material Adverse Change..............................................................  5
         1.42     Material Adverse Effect..............................................................  5
         1.43     Ordinary Course of Business..........................................................  6
         1.44     Parties..............................................................................  6
         1.45     PBGC.................................................................................  6
         1.46     Permitted Exceptions.................................................................  6



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

          1.47     Person...............................................................................  6
          1.48     Promissory Note......................................................................  6
          1.49     Real Property........................................................................  6
          1.50     Purchase Price.......................................................................  6
          1.51     Regulatory Authority.................................................................  6
          1.52     Release..............................................................................  6
          1.53     Rush Stock...........................................................................  6
          1.54     SEC..................................................................................  6
          1.55     Securities Act.......................................................................  6
          1.56     Security Interest....................................................................  7
          1.57     Subsidiary...........................................................................  7
          1.58     Tax..................................................................................  7
          1.59     Tax Return...........................................................................  7
          1.60     Title Company........................................................................  7
          1.61     Title Commitment.....................................................................  7
          1.62     Trade Secrets........................................................................  7
          1.63     UCC Report...........................................................................  7
          1.64     Unaffiliated Firm....................................................................  7

 2.       Purchase and Sale.............................................................................  7
          2.1      Purchase and Sale....................................................................  7
          2.2      Closing..............................................................................  8
          2.3      Adjustments to Purchase Price........................................................  8

 3.       Representations and Warranties Concerning the Company......................................... 10
          3.1      Organization, Etc.................................................................... 10
          3.2      Subsidiaries......................................................................... 11
          3.3      Capitalization....................................................................... 11
          3.4      Authorization........................................................................ 11
          3.5      No Violation......................................................................... 12
          3.6      Approvals............................................................................ 12
          3.7      Financial Statements and Other Information........................................... 12
          3.8      No Undisclosed Liabilities........................................................... 14
          3.9      Corporate Action..................................................................... 14
          3.10     Events Subsequent to April 30, 1997.................................................. 14
          3.11     Taxes................................................................................ 16
          3.12     Litigation........................................................................... 18
          3.13     Compliance with Laws................................................................. 18
          3.14     Title to and Condition of Property................................................... 18
          3.15     Environmental Matters................................................................ 21
          3.16     Inventories.......................................................................... 22
          3.17     Contracts............................................................................ 23
          3.18     Employee and Labor Matters and Plans................................................. 24
          3.19     Insurance Policies................................................................... 28
          3.20     Records.............................................................................. 29
          3.21     No Illegal or Improper Transactions.................................................. 29
          3.22     Brokerage Fees....................................................................... 29
          3.23     No Product Liabilities; Product Warranties........................................... 29
          3.24     Suppliers and Customers.............................................................. 29



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


         3.25     Intellectual Properties.............................................................. 30
         3.26     Licenses............................................................................. 31
         3.27     Restrictive Documents and Territorial Restrictions................................... 32
         3.28     No Misleading Statements............................................................. 32

4.       Additional Representations and Warranties Relating to Seller.................................. 32
         4.1      Due Authorization.................................................................... 32
         4.2      No Conflict.......................................................................... 33
         4.3      Stock................................................................................ 33
         4.4      Brokers.............................................................................. 33

5.       Representations and Warranties of Purchaser................................................... 34
         5.1      Organization......................................................................... 34
         5.2      Due Authorization.................................................................... 34
         5.3      No Conflict.......................................................................... 34
         5.4      Brokers.............................................................................. 35
         5.5      Securities Act....................................................................... 35

6.       Pre-closing Covenants......................................................................... 35
         6.2      Notices and Consents................................................................. 35
         6.3      Operation of Business................................................................ 35
         6.4      Preservation of Business............................................................. 36
         6.5      Full Access.......................................................................... 36
         6.6      Notice of Developments............................................................... 36
         6.7      Updated Financial Statements......................................................... 36
         6.8      Exclusivity.......................................................................... 36
         6.9      Environmental Inspections and Assessments............................................ 37
         6.10     Schedules............................................................................ 37
         6.11     Inventory Audit...................................................................... 37
         6.12     Company Information.................................................................. 37

7.       Post-closing Covenants........................................................................ 38
         7.1      General.............................................................................. 38
         7.2      Litigation Support................................................................... 38
         7.3      Transition........................................................................... 38
         7.4      Confidentiality...................................................................... 38
         7.5      Tax Matters.......................................................................... 39

8.       Conditions to Obligation to Close............................................................. 41
         8.1      Conditions to Obligation of Purchaser................................................ 41
         8.2      Conditions to Obligation of Seller................................................... 43

9.       Indemnity by Seller........................................................................... 44
         9.1      Survival of Representations and Warranties........................................... 44
         9.2      Indemnification Provisions for Benefit of the Purchaser and
         Rush.......................................................................................... 45
         9.3      Indemnification Provisions for Benefit of the Seller................................. 46
         9.4      Matters Involving Third Parties...................................................... 46
         9.5      Determination of Adverse Consequences................................................ 47



                                     -iii-

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


         9.6      Other Indemnification Provisions..................................................... 47
         9.7      Indemnification if Negligence of Indemnitee.......................................... 48
         9.8      Releases............................................................................. 48

10.      Offset Provisions............................................................................. 49

11.      Termination................................................................................... 49
         11.1     Termination of Agreement............................................................. 49
         11.2     Effect of Termination................................................................ 50

12.      Requirements of Securities Laws............................................................... 50
         12.1     Accredited Investors................................................................. 50
         12.2     Legend............................................................................... 51
         12.3     SEC Documents........................................................................ 51

13.      Non-Competition Agreement..................................................................... 51
         13.1     Non-Competition...................................................................... 51
         13.2     Judicial Reformation................................................................. 52
         13.3     Customer Lists; Non-Solicitation..................................................... 52
         13.4     Covenants Independent................................................................ 52
         13.5     Remedies............................................................................. 53
         13.6     Exceptions........................................................................... 53
         14.1     Survey............................................................................... 53
         14.2     Remedies for Failure to Deliver Survey............................................... 54

15.      Title Commitment and Condition of Title....................................................... 54
         15.1     Title Commitment..................................................................... 54
         15.2     UCC Reports.......................................................................... 55
         15.3     Disclosure of Exceptions by Title Commitment and UCC Report.......................... 55

16.      Environmental Studies and Remediation Activities.............................................. 56
         16.1     Environmental Studies................................................................ 56
         16.2     Remediation.......................................................................... 56
         16.3     No Waiver............................................................................ 57

17.      Miscellaneous................................................................................. 57
         17.1     Damage to Assets..................................................................... 57
         17.2     Expenses............................................................................. 57
         17.3     Further Actions...................................................................... 57
         17.4     Dispute Resolution................................................................... 57
         17.5     Effect of Due Diligence.............................................................. 59
         17.6     Press Releases and Public Announcements.............................................. 59
         17.7     No Third Party Beneficiaries......................................................... 59
         17.8     Entire Agreement..................................................................... 59
         17.9     Succession and Assignment............................................................ 59
         17.10    Counterparts......................................................................... 60
         17.11    Headings............................................................................. 60
         17.12    Notices.............................................................................. 60
         17.13    Governing Law........................................................................ 61



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


         17.14             Amendments and Waivers...................................................... 61
         17.15             Severability................................................................ 61
         17.16             Expenses.................................................................... 61
         17.17             Construction................................................................ 61
         17.18             Incorporation of Exhibits, Annexes, and Schedules........................... 62
         17.19             Specific Performance........................................................ 62




                                      -v-

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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of February 20, 1998 (this "Agreement"), by and among RUSH RETAIL CENTERS, INC., a Delaware corporation ("Purchaser"), D&D FARM & RANCH SUPERMARKET, INC., a Texas corporation (the "Company") and GEORGETTE HAWKINS, the sole stockholder of the Company ("Seller"). RUSH ENTERPRISES, INC., a Texas corporation ("Rush"), joins this Agreement for the limited purposes expressly set forth in this Agreement.

                                    RECITALS:

         WHEREAS, Seller owns all of the outstanding capital stock of the Company.

         WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the outstanding capital stock of the Company on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions. The following terms shall have the following respective meanings for all purposes of this Agreement:

              1.1 Acquisition. "Acquisition" shall mean the purchase and sale of the Company Stock pursuant to the terms of this Agreement.

              1.2 Adverse Consequences. "Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

              1.3 Affiliate or affiliate. "Affiliate or affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, and shall include the spouse of any natural person. As used in this definition of "Affiliate", the term "control" and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

              1.4 Agreement. "Agreement" shall mean this Stock Purchase Agreement, as it may be from time to time amended.

              1.5 Audited Financial Statements. "Audited Financial Statements" shall have the meaning set forth in Section 3.7(a).

              1.6 Basis. "Basis" shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

              1.7 Business Combination. "Business Combination" shall mean (i) any merger or consolidation of, or share exchange involving, the Company with or into any Person, (ii) any sale, lease, exchange, transfer or other disposition (whether in one transaction or a series of related transactions) of more than ten percent of the Company's consolidated assets, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, (iv) any issuance, sale, purchase or redemption of equity securities, any reclassification of equity securities or recapitalization of the Company, and (v) any transaction having an effect similar to those described above.

              1.8 Business Day. "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States.

              1.9 Cash Consideration. "Cash Consideration" shall have the meaning set forth in Section 2.1.

              1.10 Closing. "Closing" shall mean the completion of the Acquisition pursuant to this Agreement.

              1.11 Closing Date. "Closing Date" shall mean the date the Closing takes place.

              1.12 Closing Date Balance Sheet. "Closing Date Balance Sheet" shall have the meaning assigned to it in Section 2.3.

              1.13 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

              1.14 Company Contracts. "Company Contracts" shall have the meaning set forth in Section 3.17(a).

              1.15 Company Licenses. "Company Licenses" shall have the meaning set forth in Section 3.26.

              1.16 Company Stock. "Company Stock" shall mean all the issued and outstanding capital stock of D&D Farm & Ranch Supermarket, Inc.

              1.17 Confidential Information. "Confidential Information" shall mean any information concerning the businesses and affairs of the Company that is not already generally available to the public.

              1.18 Contaminated Site List. "Contaminated Site List" shall mean any list, registry or other compilation established by any Governmental Entity of sites that require or potentially require investigation, removal actions, remedial

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         actions or any other response under any Environmental Laws or treaty covering environmental matters, as the result of a Release or threatened Release of any Hazardous Materials.

              1.19 Defensible Title. "Defensible Title" shall mean such title that is good, valid and indefeasible.

              1.20 Employee Plans. "Employee Plans" shall have the meaning set forth in Section 3.18(a).

              1.21 Environmental Conditions. "Environmental Conditions" shall mean any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release or emission of any Hazardous Materials.

              1.22 Environmental Information. "Environmental Information" shall have the meaning set forth in Section 16.1.

              1.23 Environmental Laws. "Environmental Laws" shall mean all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation final and binding requirements related to the foregoing imposed by (i) the terms and conditions of any license, permit, approval or other authorization by any governmental entity, and (ii) applicable judicial, administrative or other regulatory decrees, judgments and orders of any governmental entity. The term "Environmental Laws" shall include, but not be limited to the following statutes and the regulations promulgated thereunder, as currently in effect or as subsequently amended: the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Water Pollution Control Act, 33 U.S.C. ss. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., and any similar state, federal or local statute or ordinance.

              1.24 Environmental Liabilities. "Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses, including without limitation Environmental Remediation Costs), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (a) pursuant to any agreement, order, notice, directive (including directives embodied in Environmental Laws), injunction, judgment or similar

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         documents (including settlements), or (b) pursuant to any claim by a governmental entity or other person for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such governmental entity or person pursuant to common law or statute.

              1.25 Environmental Remediation Costs. "Environmental Remediation Costs" shall mean all costs and expenses of actions or activities to
         (a) clean-up or remove Hazardous Materials from the environment, (b) prevent or minimize the movement, leaching or migration of Hazardous Materials into the environment, (c) prevent, minimize or mitigate the Release or threatened Release of Hazardous Materials into the environment, or injury or damage from such Release, and (d) comply with the requirements of any Environmental Laws. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for legal, engineering or other consultant services, for investigation, testing, sampling and monitoring, for boring, excavation and construction, for removal, modification or replacement of equipment or facilities, for labor and material, and for proper storage, treatment and disposal of Hazardous Materials.

              1.26 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

              1.27 ERISA Affiliate. "ERISA Affiliate" shall mean any person, firm or entity (whether or not incorporated) which, by reason of its relationship with the Company, is required to be aggregated with the Company under Sections 414(b), 414(c) or 414(m) of the Code, or which, together with the Company is a member of a controlled group within the meaning of Section 4001(a) of ERISA.

              1.28 ESA. "ESA" shall have the meaning set forth in Section 16.1.

              1.29 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

              1.30 Feasibility Period. "Feasibility Period" shall have the meaning set forth in Section 16.1.

              1.31 Financial Statements. "Financial Statements" shall have the meaning set forth in Section 3.7(a).

              1.32 Governmental Entity. "Governmental Entity" shall mean any foreign or domestic court, administrative agency or commission or other governmental authority or instrumentality.

              1.33 Governmental Authority. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

              1.34 Governmental Requirement. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

              1.35 Hazardous Materials. "Hazardous Materials" shall mean any (a) toxic or hazardous materials or substances; (b) solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials; (c) radioactive materials; (d) petroleum wastes and spills or releases of petroleum products; and (e) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

              1.36 Intellectual Property. "Intellectual Property" shall mean all patents (including all reissues, divisions, continuations, and extensions thereof), patent applications, trademarks, servicemarks, trade names, all other names, logos and slogans embodying business, product or service goodwill and all computer software (including data and related documentation).

              1.37 IRS. "IRS" shall mean the Internal Revenue Service.

              1.38 Knowledge. "Knowledge" shall mean, with respect to a Person, actual knowledge after reasonable investigation, including the knowledge of such Person's directors and officers and employees of such Person with responsibility for the particular matters referred to.

              1.39 Liability. "Liability" shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

              1.40 Market Price. "Market Price" shall mean the average of the closing bid and asked prices of a share of Rush Stock for the trading day immediately prior to the Closing Date, as reported in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.

              1.41 Material Adverse Change. "Material Adverse Change" shall mean an occurrence, event or development which has had or is reasonably likely to have a Material Adverse Effect.

              1.42 Material Adverse Effect. "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on the business, prospects, results of operations, financial condition or assets of such Person and its Subsidiaries taken as a whole. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

              1.43 Ordinary Course of Business. "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

              1.44 Parties. "Parties" shall mean collectively Purchaser, the Company and Seller.

              1.45 PBGC. "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

              1.46 Permitted Exceptions. "Permitted Exceptions" shall have the meaning set forth in Section 15.3.

              1.47 Person. "Person" shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

              1.48 Promissory Note. "Promissory Note" shall have the meaning set forth in Section 2.1.

              1.49 Real Property. "Real Property" shall mean all of that property located in Guadalupe County, Texas, which is comprised of three tracts of land as more fully described in three legal descriptions attached hereto as Exhibit 1.49 A.

              1.50 Purchase Price. "Purchase Price" shall mean the Cash Consideration and the aggregate amount of the Promissory Note, collectively, as adjusted in accordance with Section 2.3.

              1.51 Regulatory Authority. "Regulatory Authority" shall mean any foreign, United States Federal or state government or governmental authority the approval of which, or filing with, is legally required or permitted for consummation of the transactions contemplated by this Agreement.

              1.52 Release. "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

              1.53 Rush Stock. "Rush Stock" shall mean the common stock, $.01 par value, of Rush.

              1.54 SEC. "SEC" shall mean the Securities and Exchange Commission.

              1.55 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

              1.56 Security Interest. "Security Interest" shall mean any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves exist on such Person's books, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

              1.57 Subsidiary. "Subsidiary" shall mean, with respect to any entity, any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity.

              1.58 Tax. "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

              1.59 Tax Return. "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

              1.60 Title Company. "Title Company" shall mean Alamo Title Company, Attention Ron Bates, 112 E. Pecan, Suite 125, San Antonio, Texas 78205.

              1.61 Title Commitment. "Title Commitment" shall have the meaning set forth in Section 15.1.

              1.62 Trade Secrets. "Trade Secrets" shall have the meaning assigned to it in Section 3.25.

              1.63 UCC Report. "UCC Report" shall have the meaning set forth in
         Section 15.2.

              1.64 Unaffiliated Firm. "Unaffiliated Firm" shall have the meaning assigned to it in Section 2.3.

         2.        Purchase and Sale.

                   2.1 Purchase and Sale. At the Closing and subject to and upon the terms and conditions of this Agreement, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all right, title and interest in and to all of the outstanding shares of Company Stock free and clear of all Security Interests or other restriction on transfer (other than restrictions on transfer imposed by the Securities Act and state securities laws) in consideration for the Purchase Price. At the Closing, (a) Purchaser shall deliver to Seller $8,750,000, subject to adjustment, in cash (the "Cash Consideration") by wire transfer of immediately available funds, with such account being specified to Purchaser in writing at least five Business Days prior to the Closing Date, and (b) Rush shall execute and deliver to Seller a promissory note (the "Promissory Note") in the original principal sum of $1,750,000 and in the form of Exhibit 2.1 A.

                  2.2      Closing.

                           (a) Subject to the provisions of Article 8 hereof,
                  the Closing of the Acquisition shall take place at 10:00 a.m., San Antonio time, at the offices of Duncan, Ulman, Weakley & Bressler, Inc., 603 Navarro Street, Suite 1000, South Texas Building, San Antonio, Texas 78205-1838, no later than the second Business Day after satisfaction of the latest to occur of the conditions set forth in Article 8 hereof (other than the delivery of the officers' certificates referred to therein and other than any conditions which are waived in accordance with said Article) or such other time, place or date as Seller and Purchaser may mutually agree. Failure to consummate the transactions provided for in this Agreement on the date and time selected pursuant to this Section 2.2(a) shall not, except as permitted by Article 8 hereof, result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder.

                           (b) At the Closing, Seller shall deliver to Purchaser
                  certificate(s) representing the Company Stock accompanied by stock power(s) duly executed in blank, and with all necessary transfer tax and other revenue stamps, acquired at Seller's expense, affixed and canceled. Seller agrees to cure any deficiencies with respect to the endorsements of the certificates representing the Company Stock or with respect to the stock powers accompanying any such certificates.

                  2.3      Adjustments to Purchase Price.

                           (a) At the Closing, Purchaser shall have the option,
                  exercised by written notice from Purchaser to Seller delivered at the Closing, subject to Seller's rights under Section 8.2(f), to reduce the value of any inventory on the Closing Date Balance Sheet which Purchaser, in its sole discretion, determines to be obsolete or not saleable in the ordinary course of business in such amount as Purchaser shall determine in its sole discretion and of which Purchaser shall give written notice to Seller at the Closing.

                           (b) As soon as practicable and in any event no later
                  than ninety (90) days after the Closing Date, Seller shall deliver to Purchaser a consolidated balance sheet of the Company as of the Closing Date, prepared by the Company's independent auditors in accordance with generally accepted accounting principles and on a basis consistent with the Audited Financial Statements, subject to the reductions pursuant to Section 2.3(a) and excluding any accounts receivable of the company existing on the Closing Date and not collected by the date of such delivery, (the "CLOSING DATE BALANCE SHEET"). The Company shall pay the costs of preparing the Closing Date Balance Sheet.

                           (c) Within thirty (30) days after receipt of the
                  Closing Date Balance Sheet and copies of the workpapers relating thereto, Purchaser shall inform Seller in writing that either the Closing Date Balance Sheet is acceptable or object to the Closing Date Balance Sheet in writing setting forth a specific description of Purchaser's objections (it being agreed that the failure of Purchaser to deliver such written notice to Seller within such thirty (30) day period shall be deemed acceptance by Purchaser). If Purchaser objects as provided above and if Seller does not agree with Purchaser's objections, if any (it being agreed that the failure of Seller to deliver written notice to the Purchaser of Seller's disagreement with Purchaser's objections within thirty (30) days of Seller's receipt of Purchaser's objections shall be deemed acceptance by Seller), or such objections are not resolved on a mutually agreeable basis within thirty (30) days after Seller's receipt of Purchaser's objections, any such disagreement shall be promptly submitted to a mutually acceptable "big-six" accounting firm that has no affiliation with any of Purchaser, Seller or the Company (the "UNAFFILIATED FIRM"). The Unaffiliated Firm shall resolve within thirty (30) days after said Unaffiliated Firm's engagement by the parties the differences regarding the Closing Date Balance Sheet in accordance with generally accepted accounting principles consistently applied and this Agreement. The decision of such Unaffiliated Firm shall be final and binding upon, and its fees, costs and expenses shall be shared equally by, Seller and Purchaser. Seller and Purchaser shall each bear the fees, costs and expenses of its own accountants. Upon resolution of any such dispute, the determination of the Closing Date Balance Sheet shall be deemed to be final.

                           (d) If the Closing Date Balance Sheet as finally
                  determined pursuant to this Section 2.3 shows that stockholders' equity is less than $8,600,000, then the purchase price shall be reduced through the return to Purchaser of cash in an amount equal to the difference between $8,600,000 and the amount of stockholders' equity of the Company as reflected on the Closing Date Balance Sheet. Such amount shall be promptly returned by wire transfer of immediately available funds to Purchaser. If the Closing Date Balance Sheet as finally determined pursuant to this Section
                  2.3 shows that stockholders' equity is greater than $8,600,000, then the purchase price shall be increased through the prompt payment to Seller of cash in an amount equal to 50% of the difference between $8,600,000 and the amount of stockholders' equity of the Company as reflected on the Closing Date Balance Sheet. Such amount shall be paid by wire transfer of immediately available funds to

                  Seller. If the Closing Date Balance Sheet as finally determined pursuant to this Section 2.3 shows that stockholders' equity is equal to $8,600,000, no adjustment to the Purchase Price shall be made.

                           (e) From and after the Closing, the Company shall use
                  its best efforts to sell any inventory reduced in value pursuant to Section 2.3(a) and to collect any accounts receivable excluded pursuant to Section 2.3(b) and shall promptly pay to Seller by wire transfer of immediately available funds 50% of the proceeds of such sale in excess of the reduced value and 50% of the proceeds of such collection; provided, however, that the Company may, at its option, at any time transfer any of such inventory and accounts receivable to Seller and shall have no further obligation under this Section 2.3(e) with respect to the inventory and accounts receivable so transferred.

         3.       Representations and Warranties Concerning the Company.

         Seller represents and warrants to Purchaser and Rush that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the disclosure schedule delivered by Seller to Purchaser on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3.

                  3.1 Organization, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, all of which jurisdictions are set forth on the Disclosure Schedule. The Company has heretofore delivered to Purchaser true and correct copies of its Certificate of Incorporation and By-laws as in effect on the date hereof. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete.

                  3.2 Subsidiaries. The Company does not have, directly or indirectly, any legal or beneficial interest in any Subsidiary, partnership, joint venture or other entity.

                  3.3 Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth on the Disclosure Schedule. All of the issued and outstanding shares of capital stock of the Company are owned, of record and beneficially, by Seller. No Person other than Seller is or will be entitled to receive any payment with respect to the Company Stock. On the Closing Date, no shares of Company Stock will be held as treasury shares. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Company's Certificate of Incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding securities of the Company were issued in compliance with all applicable Federal and state securities laws. None of such outstanding securities has been issued in violation of any preemptive rights, rights of first refusal or similar rights. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of its capital stock or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. There are no outstanding obligations, contingent or other, of the Company to purchase, redeem or otherwise acquire any shares of its capital stock. There are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to the capital stock of the Company.

                  3.4 Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and each of the other agreements contemplated hereby, to carry out its obligations under this Agreement and each of the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company and in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

                  3.5 No Violation. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby and compliance with the terms hereof will not, (a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the Company's Certificate of Incorporation or By-laws; (b) conflict with, or result in any violation of or default or loss of any benefit under, any permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which the Company is a party or to which any of its property is subject; (c) conflict with, or result in a breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which the Company is a party or to which any of its property is subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any Security Interest upon any of the assets or properties of the Company; or (d) result in any suspension, revocation, impairment, forfeiture or non-renewal of any Company License.

                  3.6 Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which the Company or Seller is a party or to which any of its or their properties are subject, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required or advisable by the Company or Seller in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by each of the Company and Seller of its or their respective obligations hereunder.

                  3.7  Financial Statements and Other Information.

                       (a) Seller has delivered to Purchaser (i) true, correct
                  and complete copies of the audited consolidated balance sheets of the Company as of April 30, 1997 and 1996, and the related statements of operations, retained earnings and cash flows (together with the auditors' reports thereon) for each of the years in the three year period ended April 30, 1997, together with notes to such financial statements (the "Audited Financial Statements") and (ii) true, correct and complete copies of the unaudited balance sheets of the Company as of December 31, 1997, and the related statements of operations and cash flows for the eight-month period ended December 31, 1997 (the "Interim Financial Statements"). The Audited Financial Statements and Interim Financial Statements are herein collectively referred to as the "Financial Statements".

                       (b) The Financial Statements are in accordance with the
                  books and records of the Company and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, and the balance sheets included therein present fairly as of their respective dates the financial condition of the Company (subject, in the case of Interim Financial Statements, to year-end adjustments that may be required upon audit, which adjustments will not have a Material Adverse Effect on such financial statements). All liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Financial Statements have been disclosed in the balance sheets included in the Financial Statements or in notes to the Financial Statements to the extent such liabilities were required, under generally accepted accounting principles, to be so disclosed. The statements of operations, retained earnings and cash flows included in the Financial Statements present fairly the results of operations and cash flows of the Company for the periods indicated (subject, in the case of Interim Financial Statements, to year-end adjustments that may be required upon audit, which adjustments will not have a Material Adverse Effect on such financial statements), and the notes included in the Financial Statements present fairly the information purported to be shown thereby. The statements of operations included in the Financial Statements do not contain any items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein.

                       (c) All properties and tangible assets reflected in the
                  latest balance sheet included in the Financial Statements have a fair market or realizable value at least equal to the value thereof as reflected therein. Purchaser acknowledges that certain personal property located on the premises of the Company is owned by Seller, all of which property is designated as such on the Disclosure Schedule. Purchaser further acknowledges that certain rebates identified as such on the Disclosure Schedule, if received by the Company within nine months after the Closing Date, shall be paid to Seller as a commission.

                       (d) The accounts receivable of the Company, net of
                  applicable allowances in accordance with generally accepted accounting principles consistently applied, as set forth on the latest balance sheet included in the Financial Statements or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible at the full recorded amount thereof over the period of usual trade terms (by use of the Company's normal collection methods without resort to litigation or reference to a collection agency). The Company has fully performed all obligations with respect thereto which they were obligated to perform to the date hereof. Seller has delivered to Purchaser an aging schedule for the accounts receivable as of December 31, 1997.

                       (e) The books, records and accounts of the Company
                  maintained with respect to its business accurately and fairly reflect, in reasonable detail, the transactions and their assets and liabilities with respect to their business. The Company has not engaged in any transaction with respect to its business, maintained any bank account for its business or used any of its funds in the conduct of its business except for transactions, bank accounts and funds which have been and are reflected in its normally maintained books and records.

                       (f) Since April 30, 1997, there has been (i) no adverse
                  change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company, whether as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or otherwise, and (ii) to the best Knowledge of the Company and Seller, no fact or condition exists or is contemplated or threatened which could reasonably be anticipated to cause such a change in the future.

                  3.8 No Undisclosed Liabilities. Except as set forth in the notes to the Financial Statements, the Liabilities on the latest balance sheet included in the Financial Statements consist solely of accrued obligations and Liabilities incurred by the Company in the ordinary course of its business to Persons which are not Affiliates of the Company. There are no Liabilities of the Company of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable or otherwise, including without limitation documentary or standby letters of credit, bid or performance bonds, or customer or third party guarantees, and no existing condition, situation or set of circumstances that could reasonably result in such a Liability, other than (i) Liabilities disclosed in the Financial Statements or (ii) Liabilities which have arisen after April 30, 1997 in the Ordinary Course of Business and consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit). There are no asserted claims for indemnification by any Person against the Company under any law or agreement or pursuant to the Company's Certificate of Incorporation or By-laws and the Company is not aware of any facts or circumstances that might reasonably give rise to the assertion of such a claim against the Company thereunder.

                  3.9 Corporate Action. All corporate action of the Board of Directors and of the stockholders of the Company taken on or prior to the date hereof has been duly authorized, adopted or ratified in accordance with applicable law and the Certificate of Incorporation and By-laws (or analogous organizational documents) of the Company and has been duly recorded in its corporate minute books (which have been made available for inspection by Purchaser).

                  3.10 Events Subsequent to April 30, 1997. Since April 30, 1997, the Company has not (a) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business; (b) entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) either involving more than $5,000 or outside the Ordinary Course of Business; (c) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the most recent balance sheet included in the Financial Statements and current liabilities incurred since April 30, 1997 in the Ordinary Course of Business; (d) imposed any Security Interest upon any of its assets, tangible or intangible; (e) made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;
         (f) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business; (g) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred, liabilities under contracts entered into, borrowings under its revolving credit facility and liabilities in respect of letters of credit issued under the credit facility, all of which were in the Ordinary Course of Business; (h) delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business; (i) canceled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business; (j) granted any license or sublicense of any rights under or with respect to any Intellectual Property; (k) made or authorized any change in its charter or bylaws; (l) issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock; (m) declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock; (n) experienced any damage, destruction or loss (whether or not covered by insurance) to its property; (o) made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the Ordinary Course of Business; (p) suffered any adverse change in its relations with, or any loss or threatened loss of, any of its suppliers or customers disclosed pursuant to Section 3.24; (q)(i) granted any severance or termination pay to any of its directors, officers or employees, (ii) entered into any employment, deferred compensation, collective bargaining or other similar agreement (or any amendment to any such existing agreement) or arrangement with any of its directors, officers or employees, (iii) increased any benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increased the compensation, bonus or other benefits payable to any of its directors or officers or, other than in the Ordinary Course of Business and consistent with past practice, employees; (r) accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses), or had any third party do so, involving more than $5,000 to which it is a party or by which it is bound; (s) made any change in the manner of its business or operations;
         (t) made any change in any method of accounting or accounting practice, except for any such change required by reason of a concurrent change in generally accepted accounting principles or disclosed in the Financial Statements; (u) entered into any transaction except in the Ordinary Course of Business or as otherwise contemplated hereby; or (v) entered into any commitment (contingent or otherwise) to do any of the foregoing; provided, however, that the Company may pay dividends, make distributions and pay bonuses so long as the foregoing do not exceed, in the aggregate, $250,000. There has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Company.

                  3.11     Taxes.

                           (a) The Company has filed all Tax Returns that it was
                  required to file (taking into account all extensions). All such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein and reflect all Liabilities for Taxes for the periods covered by such Tax Returns. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (b) The Company has withheld and paid all Taxes
                  required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                           (c) No Seller or director or officer (or employee
                  responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which Seller or the Company has Knowledge based upon personal contact with any agent of such authority. The Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after April 30, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since April 30, 1995.

                           (d) The Company has not waived any statute of
                  limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (e) The Company has not filed a consent under Section
                  341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company
                  (i) has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has no Liability for the Taxes of any Person (other than the Company) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                           (f) All elections and consents with respect to any
                  Tax (or the computation thereof) affecting the Company as of the date hereof are obvious from the Tax Returns or are set forth on the Disclosure Schedule. After the date hereof, no election or consent with respect to any Tax (or the computation thereof) affecting the Company will be made without the written consent of Purchaser. The Company has not agreed to make or is required to make any adjustment under
                  Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                           (g) The Disclosure Schedule sets forth the following
                  information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (i) the basis of the Company in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company; and (iii) the amount of any deferred gain or loss allocable to the Company arising out of any Deferred Intercompany Transaction (as defined in Treas. Reg. ss.1.1502-13).

                           (h) The unpaid Taxes of the Company (i) did not, as
                  of the date of the latest balance sheet included in the Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the latest balance sheet included in the Financial Statements (rather than in any notes thereto) and
                  (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

                  3.12 Litigation. There is no action, suit, investigation, arbitration or proceeding pending or, to the best Knowledge of the Company and Seller threatened against or affecting the Company or any of its respective properties or rights (including without limitation no charge of patent and/or trademark infringement), by or before any Governmental Entity, or any Basis in fact therefor known to the Company or Seller, against or involving the Company or any of its officers, directors or employees (in their capacity as such), assets, business or products, whether at law or in equity. None of the actions, suits, proceedings, hearings and investigations set forth in the Disclosure Schedule could result in any adverse change in the Company. With respect to each litigation or claim described in the Disclosure Schedule, copies of all pleadings, filings, correspondence with opposing parties and their counsel, opinions of counsel, results of studies, judgments, orders, attachments, impositions of or recordings of Security Interests and other documents have been furnished to Purchaser. The Company is not subject to any outstanding injunction, judgment, order, decree, ruling or charge.

                  3.13 Compliance with Laws. The Company and its predecessors and Affiliates, has complied in all respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Entity relating to or affecting the operation, conduct or ownership of their respective property or business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to the best Knowledge of the Company and Seller, threatened against any of them alleging any failure so to comply. Neither the Company nor, to the best Knowledge of the Company and Seller, any of the Company's directors, officers, consultants or employees (in their capacity as such), is in default in any respect with respect to any order, writ, injunction or decree known to or served upon the Company of any Governmental Entity or Regulatory Authority. There is no existing law, rule, regulation or order, whether Federal, state, local or foreign, which would prohibit or restrict the Company from, or otherwise adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business or in which it currently proposes to conduct business.

                  3.14  Title to and Condition of Property.

                        (a) The Disclosure Schedule identifies all of the
                  rights and interests in real property and leasehold estates owned by the Company as of the date hereof, and the nature and amount of its respective interest therein. The Company has Defensible Title to all real property and have valid, subsisting and enforceable leases to all leasehold estates identified and reflected in the Disclosure Schedule and either good and indefeasible title or rights as lessee to all personalty of any kind or nature owned or used by the Company in its business, in each case free and clear of all Security Interests, easements, covenants or other restrictions whatsoever, except for (i) Security Interests or irregularities of title identified on the Disclosure Schedule which, individually or in the aggregate, do not detract from or interfere with the present or reasonably foreseeable use or value of the properties subject thereto, and (ii) Security Interests for non-delinquent ad valorem taxes and non-delinquent statutory liens arising other than by reason of default by the Company and (iii) Permitted Exceptions.

                           (b) With respect to each parcel of owned real property:

                                    (i) there are no pending or, to the best
                           Knowledge of the Company and Seller, threatened condemnation proceedings, lawsuits or administrative actions relating to the property or other matters affecting adversely the current use, occupancy or value thereof;

                                    (ii) the legal description for the parcel
                           contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                                    (iii) to the best Knowledge of the Company
                           and Seller, all facilities have received all approvals of Governmental Entities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations;

                                    (iv) there are no leases, subleases,
                           licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                                    (v) there are no outstanding options or
                           rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                                    (vi) there are no parties (other than the
                           Company) in possession of the parcel of real property, other than tenants under any leases disclosed in the Disclosure Schedule which are in possession of space to which they are entitled;

                                    (vii) all facilities located on the parcel
                           of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

                                    (viii) each parcel of real property abuts on
                           and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

                           (c) The Company as lessee has the right under valid leases to occupy, use, possess and control all property leased by the Company as now occupied, used, possessed and controlled by the Company. With respect to each parcel of leased real property:

                                    (i) the Company has not assigned,
                           transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold;

                                    (ii) to the best Knowledge of the Company
                           and Seller, all leased facilities have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations; and

                                    (iii) all leased facilities are supplied
                           with utilities and other services necessary for the operation of said facilities.

                           (d) Each lease or agreement under which the Company is a lessee or lessor of any property, real or personal, is a valid and binding agreement of the Company and, to the best Knowledge of the Company and Seller, the other party thereto, without any default by the Company thereunder and, to the best Knowledge of the Company and Seller, without any default thereunder by any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the best Knowledge of the Company and Seller, by any other party thereto. The Company's possession of such property has not been disturbed and no claim has been asserted in writing against the Company adverse to its rights in such leasehold interests.

                           (e) All buildings, structures, appurtenances and items of machinery, equipment and other tangible assets used by the Company are in good operating condition and repair, normal wear and tear excepted, are usable in the ordinary course of business, are adequate and suitable for the uses to which they are being put and conform, to the best Knowledge of the Company and Seller, to all applicable laws, ordinances, codes, rules, regulations and authorizations relating to their construction, use and operation. To the best Knowledge of the Company and Seller, none of the Company's premises or equipment are in need of maintenance or repairs other than ordinary routine maintenance and repairs which are not material, individually or in the aggregate, in nature or cost.

                           (f) The assets and properties owned or leased by the
                  Company are sufficient to operate and conduct the business of the Company in a manner consistent with at least the same standards of quality and reliability as have been achieved as of the date hereof.

                  3.15     Environmental Matters.

                           (a) With respect to permits and licenses, (i) all
                  licenses, permits, consents or other approvals required under Environmental Laws that are necessary to the operations of the business of the Company have been obtained and are in full force and effect and neither the Company nor Seller is aware of any Basis for revocation or suspension of any such licenses, permits, consents or other approvals; (ii) to the best Knowledge of the Company and Seller, no Environmental Laws impose any obligation upon Purchaser, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Entity of the transfer of any permit, license, consent or other approval which is necessary to the operations of the business of the Company; (iii) all of the facilities and operations of the business of the Company were constructed, and have been operated, in accordance with the representations and conditions made or set forth in the permit applications and the permits for the business of the Company; and (iv) the business of the Company has at all times been operated in full compliance with such permits, licenses, consents or approvals, and within the production levels or emission levels specified in such permits, licenses, consents or approvals.

                           (b) To the best Knowledge of the Company and Seller,
                  the Company has at all times operated its business in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Entity.

                           (c) There are not any existing, pending or, to the
                  best Knowledge of the Company and Seller, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Entity directed against the Company in connection with the operation of its business which pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by the Company of any Environmental Law, (iii) personal injury or property damage claims relating to a release of chemicals or Hazardous

                  Materials by the Company, or (iv) response, removal or remedial costs under the Comprehensive Environmental Response, Compensation, and
                  Liability Act or any similar state law.

                           (d) No portion of the real property owned or leased
                  by the Company with respect to its business is listed on any Contaminated Site List.

                           (e) There has been no Release of any Hazardous
                  Materials on or underlying any Real Property owned or leased by the Company.

                           (f) No asbestos-containing materials or
                  polychlorinated biphenyls ("PCBs") are present on or underlying any real property owned or leased by the Company.

                           (g) There are no underground storage tanks for
                  Hazardous Materials, active or abandoned, at any property now or previously owned or leased by the Company.

                           (h) Seller has provided to Purchaser all engineering,
                  geologic, environmental and other documents or maps in the possession of Seller or the Company relating to (i) any Environmental Conditions existing on any real property owned or leased by the Company, or (ii) any violations by the Company of any Environmental Laws.

                           (i) All Hazardous Materials, if any, generated by the
                  Company in its business have been transported, stored, treated and disposed of by transporters or carriers, or at treatment, storage and disposal facilities, authorized or maintaining valid permits under all applicable Environmental Laws.

                           (j) The Company nor Seller is aware of any
                  Environmental Remediation Costs which are required or have been planned relating to the operation of their business by the Company for which Seller or the Company reasonably anticipates payment or accrual.

                  3.16 Inventories. The inventories of the Company reflected on the Closing Date Balance Sheet consist of items of a quality and quantity usable and saleable in the normal course of business of the Company at an aggregate value at least equal to the value at which such inventories are reflected on the Closing Date Balance Sheet. The method of valuing such inventories on the Closing Date Balance Sheet is consistent with that used in respect of the beginning and end of each of the two (2) most recent fiscal years of the Company. The value of obsolete materials and materials below standard quality has been written down on the books of account of the Company to realizable market value, or adequate reserves have been provided therefor. To the best Knowledge of Seller and the Company, the inventories of the Company are not excessive in kind or amount in light of the business done or reasonably expected to be done by it. The values at which such inventories are carried reflect the inventory valuation policy applied by the Company of stating inventory at the lower of actual cost (first in-first out method) or realizable market value in accordance with generally accepted accounting principles.

                  3.17     Contracts.

                           (a) The Disclosure Schedule contains a complete list
                  of all currently effective written or oral (i) employment contracts, arrangements or policies (including without limitation any collective bargaining contract or union agreement) of the Company which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits); (ii) leases, sales contracts and other agreements with respect to any property, real or personal, of the Company, except for leases of personal property involving less than $1,000 individually and $10,000 in the aggregate; (iii) contracts or commitments for capital expenditures or acquisitions in excess of $5,000 for one project or set of related projects; (iv) agreements, contracts, indentures or other instruments relating to the borrowing of money, or the guarantee of any obligation (third party or otherwise) for the borrowing of money; (v) contracts or agreements providing for any covenant not to compete by the Company or otherwise restricting in any way the Company's engaging in any business activity (including a description of the businesses to which the covenant not to compete applies);
                  (vi) contracts or agreements relating to consultancies, professional retentions, agency, sales or distributorship arrangements pertaining to the Company or its products, services or activities; (vii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Company, or involve consideration in excess of $5,000; (viii) contracts, agreements or commitments requiring the Company to indemnify or hold harmless any Person other than purchase orders entered into in the Ordinary Course of Business; (ix) all contracts with any customer or supplier listed on the Disclosure Schedule pursuant to Section 3.24 hereto other than outstanding purchase orders in the Ordinary Course of Business; and (x) contracts, agreements, arrangements or commitments, other than the foregoing, which could reasonably be considered material to the business of the Company (all agreements, arrangements or commitments to which the Company is a party, whether or not listed on the Disclosure Schedule, being hereinafter referred to as "Company Contracts"). True and correct copies of all the Company Contracts listed on the Disclosure Schedule have been furnished to Purchaser. With respect to each Company Contract:
                  (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor, to the best Knowledge of the Company and Seller, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement. There are no Liabilities of the Company or, to the best Knowledge of the Company and Seller, any other party to any of the Company Contracts arising from any breach of or default in any provision thereof, nor has there occurred any breach or default thereof by the Company which would permit the acceleration of any obligation of any party thereto or the creation of a Security Interest upon any asset(s) of the Company. There are no negotiations pending or in progress to revise any terms of such Company Contracts.

                           (b) (i) No purchase contracts or commitments of the
                  Company continue for a period of more than 12 months or are in quantities or amounts in excess of the normal, ordinary, usual and current requirements of its business or in excess of market prices generally available to purchasers of similar quantities; (ii) no Company Contract requires the Company to provide services at a fixed price; (iii) the Company does not have outstanding any bid, contract, commitment or proposal either (x) continuing for a period of more than 12 months or
                  (y) quoting prices which will not result in profits consistent with past experience; and (iv) none of such Company Contracts obligates the Company to sell products or to perform services to third parties which the Company or Seller knows or has reason to believe are at a price which would result in a net loss on the sale of such products or the provision of services, or are pursuant to terms or conditions they cannot reasonably expect to satisfy or fulfill in their entirety.

                  3.18     Employee and Labor Matters and Plans.

                           (a) The Disclosure Schedule lists each of the
                  following plans, contracts, policies and arrangements which is or, within six years prior to the date hereof, was sponsored, maintained or contributed to by, or otherwise binding upon the Company, or in the case of an "employee pension plan" (as defined in Section 3(2) of ERISA), an ERISA Affiliate for the benefit of any current or former employee, director or other personnel (including any such plan, contract, policy or arrangement approved or adopted before, but effective on or after, the date of this Agreement): (i) any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA; (ii) any personnel policy; and (iii) any other employment, consulting, collective bargaining, stock option, stock bonus, stock purchase, phantom stock, incentive, bonus, deferred compensation, retirement, severance, vacation, dependent care, employee assistance, fringe benefit, medical, dental, sick leave, death benefit, golden parachute or other compensatory plan, contract, policy or arrangement which is not an employee benefit plan as defined in Section 3(3) of ERISA (each such plan, contract, policy and arrangement being herein referred to as an "Employee Plan").

                           (b) With respect to each Employee Plan, Seller has
                  delivered to Purchaser true and complete copies of (i) each contract, plan document, policy statement, summary plan description and other written material governing or describing the Employee Plan and/or any related funding arrangements (including, without limitation, any related trust agreement or insurance company contract) or, if there are no such written materials, a summary description of the Employee Plan; and
                  (ii), where applicable, (1) the last two annual reports (5500 series) filed with the IRS or the Department of Labor; (2) the most recent balance sheet and financial statement; (3) the most recent actuarial report or valuation statement; (4) the most recent determination letter issued by the IRS, as well as any other determination letter, private letter ruling, opinion letter or prohibited transaction exemption issued by the IRS or the Department of Labor within the last six years and any application therefor which is currently pending; and (5) the last PBGC-1 filed with the PBGC.

                           (c) Each Employee Plan (which, for the purpose of
                  this subsection (c), includes any Employee Plan which, within six years prior to the date hereof, was sponsored, maintained, contributed to or binding upon the Company or an ERISA Affiliate) has been maintained and administered in all respects in accordance with its terms and in compliance with the provisions of applicable law, including, without limitation, applicable disclosure, reporting, funding and fiduciary requirements imposed by ERISA and/or the Code. All contributions, insurance premiums, benefits and other payments required to be made to or under each Employee Plan have been made timely and in accordance with the governing documents and applicable law. With respect to each Employee Plan, (i) no application, proceeding or other matter is pending before the IRS, the Department of Labor, the PBGC or any other governmental agency; (ii) no action, suit, proceeding or claim (other than routine claims for benefits) is pending or threatened; and (iii) to the Knowledge of Seller, no facts exist which could give rise to an action, suit, proceeding or claim which, if asserted, could result in a liability or expense to the Company or the plan assets.

                           (d) With respect to each Employee Plan which is an
                  "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, there has occurred no transaction which is prohibited by Section 406 of ERISA or which constitutes a "prohibited transaction" under Section 4975(c) of the Code and with respect to which a prohibited transaction exemption has not been granted and is not currently in effect.

                           (e) The Disclosure Schedule identifies each funded
                  Employee Plan which is an employee pension plan within the meaning of Section 3(2) of ERISA (other than a multiemployer plan within the meaning of Section 3(37) of ERISA). With respect to each such Employee Plan, (i) the Employee Plan is a qualified plan under Section 401(a) or 403(a) of the Code, and its related trust is exempt from Federal income taxation under Section 501(a) of the Code; (ii) a favorable IRS determination letter is currently in effect and, since the date of the last determination letter, the Employee Plan has not been amended or operated in a manner which would adversely affect its qualified status and no event has occurred which has caused or could cause the loss of such status; (iii) there has been no termination or partial termination within the meaning of Section 411(d)(3) of the Code; (iv) with respect to each such Employee Plan which is covered by Section 412 of the Code, there has been no accumulated funding deficiency, whether or not waived, within the meaning of Section 302(a)(2) of ERISA or Section 412 of the Code, and there has been no failure to make a required installment by its due date under
                  Section 412(m) of the Code; and (v) with respect to each such Employee Plan which is covered by Title IV of ERISA, (1) no reportable event within the meaning of Section 4043(b) of ERISA and the regulations thereunder has occurred; (2) no notice of intent to terminate the plan has been provided to participants or filed with the PBGC under Section 4041 of ERISA, nor has the PBGC instituted or threatened to institute any proceeding under Section 4042 of ERISA to terminate the plan; (3) no liability has been incurred under Title IV of ERISA to the PBGC or otherwise (except for the payment of PBGC premiums) and no event or set of conditions exists which would subject the assets of the Company to a lien under Section 412 of the Code or under ERISA; and (4) in the case of a defined benefit pension plan (including for this purpose any Employee Plan which is described in Section 4(b)(4) of ERISA), the value of the plan assets exceeds the total present value of the plan's benefit liabilities on a plan termination Basis based upon actuarial assumptions and asset valuation principles applied by the PBGC (or applicable foreign law). Neither the Company nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(f) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan which is a pension plan subject to Section 4064(a) of ERISA.

                           (f) Each trust which is intended to be exempt from
                  federal income taxation pursuant to Section 501(c)(9) of the Code has been identified as such on the Disclosure Schedule, and each such trust satisfies the requirements of that Section and is covered by a favorable IRS determination letter, and neither the trust nor any related plan has been amended or operated since the date of the most recent determination letter in a manner which would adversely affect such exempt status.

                           (g) No Employee Plan listed on the Disclosure
                  Schedule is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor ERISA Affiliate is, or within six years prior to the date hereof was, obligated to contribute or otherwise a party to any such multiemployer plan. Neither the Company nor any ERISA Affiliate has incurred or expects to incur any withdrawal liability under Title IV of ERISA (either as a contributing employer or as part of a controlled group which includes a contributing employer) in connection with a complete or partial withdrawal from a multiemployer plan, and no ERISA Affiliate has received notice from any such multiemployer plan that the plan is in reorganization or insolvency pursuant to Sections 4241 or 4245 or ERISA or that the plan is intended to terminate or has terminated under Sections 4041A or 4042 of ERISA.

                           (h) The Company and its ERISA Affiliates have
                  complied in all respects with the provisions of Section 4980(B) of the Code with respect to any Employee Plan or benefit arrangement which is a group health plan within the meaning of Section 5001(b)(1) of the Code. Except as may be required under Section 4980(B) of the Code or any similar state law requiring continuous coverage with respect to health plans, the Company does not maintain, contribute to, and is not obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services. Except as set forth in the Disclosure Schedule, each Employee Plan may be unilaterally terminated and/or amended by the Company at any time.

                           (i) The consummation of the transactions contemplated
                  by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any Employee Plan.

                           (j) The Disclosure Schedule sets forth a complete and
                  accurate list showing the names, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively) and location of all current officers of the Company or any ERISA Affiliate and of all employees of or consultants to the Company or any ERISA Affiliate that received, for the year ended December 31, 1996, or are expected to receive, during the year ending December 31, 1997, annual base salary or other compensation in excess of $40,000 (or the equivalent thereof in foreign currency). There are no covenants, agreements or restrictions to which the Company or any ERISA Affiliate is a party, including but not limited to employee non-compete agreements, prohibiting, limiting or in any way restricting any officer or employee listed on the Disclosure Schedule from engaging in any types of business activity in any location. To the best Knowledge of the Company and Seller, no officer or employee listed on the Disclosure Schedule, and no group of the Company's or any ERISA Affiliate's employees, has any plans to terminate their employment. There has not been, and neither the Company nor Seller anticipates, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement. Neither the Company nor any ERISA Affiliate has instituted any "freeze" of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees.

                           (k) The Disclosure Schedule sets forth by number and
                  employment classification the approximate numbers of employees employed by the Company and each ERISA Affiliate as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements. There have been no audits of the equal employment opportunity practices of the Company and, to the best Knowledge of the Company and Seller, no Basis for such claim exists. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or strike, dispute, slowdown or stoppage pending or threatened against or involving the Company and none has occurred since April 30, 1995. No representation question exists respecting the employees of the Company and no collective bargaining agreement is currently being negotiated by the Company, nor is any grievance procedure or arbitration proceeding pending under any collective bargaining agreement and no claim therefor has been asserted. Neither Seller nor the Company has received notice from any union or employees setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions.

                           (l) The Disclosure Schedule sets forth all
                  outstanding loans and other advances (other than travel advances in the ordinary course of business which do not exceed $5,000 per individual) made by the Company to any of its officers, directors, employees, stockholders or consultants.

                  3.19 Insurance Policies. The Disclosure Schedule contains a correct and complete description of all insurance policies of the Company covering the Company and its business, employees, agents and assets. Each such policy is in full force and effect and is, to the best Knowledge of the Company and Seller, adequate in coverage and amount to insure fully against risks to which the Company and its employees, businesses, properties and other assets may be exposed in the operation of their respective business. All retroactive premium adjustments under any worker's compensation policy of the Company have been recorded in the Financial Statements in accordance with generally accepted accounting principles and are reflected in the Financial Statements. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. The Company has not failed to give any notice or present any claim thereunder in due and timely fashion. There are no pending claims against such insurance by the Company as to which the insurers have denied coverage or otherwise reserved rights. The Company has not been refused any insurance with respect to assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since April 30, 1995.

                  3.20 Records. The Company has records that accurately and validly reflect its transactions and accounting controls sufficient to insure that such transactions are (i) in all respects executed in accordance with its management's general or specific authorization and
         (ii) recorded in conformity with generally accepted accounting principles.

                  3.21 No Illegal or Improper Transactions. Neither the Company nor any of its officers, directors, employees, agents or Affiliates has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty, in any such case in any manner which is in violation of any applicable ordinance, regulation or law; and there have been no false or fictitious entries made in the books or records of the Company.

                  3.22 Brokerage Fees. Neither the Company, Seller nor any of their respective Affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would be required to be paid by the Company.

                  3.23     No Product Liabilities; Product Warranties.

                           (a) The Company has not incurred, nor does the
                  Company or Seller know of or have any reason to believe there is any Basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency ("Product Liability") with respect to any service rendered by the Company, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

                           (b) Seller has furnished Purchaser with the standard
                  forms of warranties or guarantees of the Company's services that are in effect or proposed to be used by it, which forms contain all warranties and guarantees given by the Company to its customers with respect to their services, except for those warranties imposed by law. There are no pending or, to the best Knowledge of the Company and Seller, threatened claims under any warranty or guaranty against the Company. The Disclosure Schedule lists all payments or settlements made in respect of any such warranty or guaranty (including without limitation any returns or allowances) in excess of $10,000 since April 30, 1995, indicating the name of each customer, the amount of each payment and a brief description of the facts relating thereto.

                  3.24     Suppliers and Customers.

                           (a) The Disclosure Schedule lists (i) all suppliers
                  of the Company to which the Company made payments greater than $5,000 during the year ended April 30, 1997, or expect to make payments during the year ending April 30, 1998, and (ii) all customers maintaining charge accounts with the Company or that have purchased trailers from the Company that paid the Company greater than $5,000 during the year ended April 30, 1997 or that the Company expects will pay to the Company during the year ending April 30, 1998.

                           (b) Neither the Company nor Seller has any
                  information which would currently indicate that any of the suppliers of the Company listed on the Disclosure Schedule intend to cease selling to or dealing with the Company nor has any information been brought to its attention which currently leads it to believe any such supplier intends to alter in any respect the amount of such sales or the extent of dealings with the Company or would alter in any respect such sales or dealings in the event of the consummation of the Acquisition. The Company has no information which might reasonably indicate, nor has any information been brought to its attention which might reasonably lead it to believe that, (i) any supplier will not be able to fulfill outstanding or currently anticipated purchase orders placed by the Company which, individually or in the aggregate, exceed $10,000, or
                  (ii) any customer will cancel outstanding or currently anticipated purchase orders placed with the Company which, individually or in the aggregate, exceed $10,000.

                           (c) Neither the Company nor, to the best Knowledge of
                  the Company and Seller, any of their respective officers, directors or Affiliates, nor any relative or spouse (or relative of such spouse) of any such officer, director or Affiliate, nor any entity controlled by one of more of the foregoing:

                               (i) owns, directly or indirectly, any
                           interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company;

                               (ii) owns, directly or indirectly, in whole
                           or in part, any tangible or intangible property that the Company uses in the conduct of business; or

                               (iii) has any cause of action or other claim
                           whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

                  3.25     Intellectual Properties.

                           (a) Schedule 3.25 includes a true, complete and
                  accurate list of all Intellectual Property held or owned by the Company or in which the Company has any interest and is all the Intellectual Property necessary for use in the Company's businesses as presently conducted. Except as completely and accurately set forth on Schedule 3.25, the Company owns or has the perpetual right to use, without payment to or interference from any person, all Intellectual Property identified in Schedule 3.25, such Intellectual Property being valid, enforceable and in good standing. The Company does not know, and has received no notice of any claim or infringement or interference or other conflict with the asserted rights of others with respect to any Intellectual Property.

                           (b) The Company owns or has the right to use all
                  inventions (whether or not patentable), all proprietary rights and all business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer/subscriber lists, supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, "Trade Secrets") necessary for the operation of the business or operations of the Company as presently conducted and as proposed to be conducted, free and clear of all Security Interests and no Trade Secret has been challenged or misappropriated in any way or to the best Knowledge of Seller and the Company, has any proceeding been threatened with respect thereto and none of the subject matter of any such Trade Secret has been misappropriated or is alleged to have been misappropriated from any person.

                           (c) Each item of Intellectual Property owned or used
                  by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  3.26 Licenses. The Company has all licenses, permits and other governmental certificates, authorizations and approvals required by every Federal, state, local and foreign Governmental Entity for the conduct of its business and the use of its properties as presently conducted or used including, without limitation, all licenses required under Environmental Laws and any Federal, state, local or foreign law relating to public health and safety, or employee health and safety (collectively, "Company Licenses"). The Disclosure Schedule contains a true and complete list of the Company Licenses, exclusive of any Company Licenses with respect to state or local sales, use or other Taxes. All of the Company Licenses are in full force and effect and no action or claim is pending nor, to the best Knowledge of the Company and Seller, is threatened to revoke or terminate any Company License or declare any Company License invalid in any respect. The Company has taken all necessary action to maintain such Company Licenses. The Disclosure Schedule contains a true and complete list of all Federal, state, local and foreign governmental or judicial consents, orders, decrees and other compliance agreements relating to the Company or any of its assets or business under which the Company is operating or bound.

                  3.27 Restrictive Documents and Territorial Restrictions. The Company is not subject to, or a party to, any charter, by-law, mortgage, Security Interest, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which adversely affects the business, prospects, operations or condition (financial or otherwise) of the Company or any of its assets or property, or which would prevent consummation of the transactions contemplated hereby, or the continued operation of the Company's business after the date hereof on substantially the same basis as heretofore operated or which would restrict the ability of the Company to acquire any property or conduct business in any area.

                  3.28 No Misleading Statements. This Agreement, the information and schedules referred to herein and the information that has been furnished to Purchaser in connection with the transactions contemplated hereby do not include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company or Seller which adversely affects or in the future may (so far as the Company or Seller can now reasonably foresee) adversely affect the business, condition (financial or otherwise), property or assets of the Company which has not been set forth herein.

         4.       Additional Representations and Warranties Relating to Seller.

         Seller represents and warrants to Purchaser and Rush that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), except as set forth in the Seller Disclosure Schedule attached hereto. Nothing in the Seller Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Seller Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4.

                  4.1 Due Authorization. Seller has full power and authority to execute and deliver this Agreement and to perform her obligations hereunder and thereunder. Seller has duly executed this Agreement, and this Agreement is, and each other agreement contemplated hereby to which she will be a party will be, upon execution and delivery thereof by her, her legal, valid and binding obligation, enforceable against her in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

                  4.2 No Conflict. Neither Seller's execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby by her will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which she is a party or by which she (or any of her assets or properties) is bound; or (ii) require her to obtain any authorization, consent, approval or waiver from, to give notification to, or to make any filing with, any Governmental Entity or Regulatory Authority, or to obtain the approval or consent of any other Person.

                  4.3 Stock. Seller has full right, power and authority to sell, transfer, assign and deliver the Company Stock being sold by her hereunder. Immediately prior to the delivery of the shares of Company Stock being sold by her, she was the sole registered and beneficial owner of such shares of Company Stock and had good and valid title to such shares of Company Stock, free and clear of all Security Interests, rights or claims of others, restrictions on transfer or other encumbrances (other than restrictions on transfer imposed by the Securities Act and state securities laws) and, upon consummation of the transactions contemplated hereby, assuming that Purchaser purchases such shares of Company Stock in good faith without notice of any adverse claims as defined in Section 8.302 of the Uniform Commercial Code as in effect in the State of Texas on the date hereof, Purchaser will have acquired all the rights of Seller in such shares of Company Stock free of any adverse claim, any lien in favor of the Company or restrictions on transfer (other than restrictions on transfer imposed by the Securities Act and state securities laws). There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character to which Seller is a party or by which Seller is bound, obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, any shares of Company Stock owned by Seller or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. Seller is not a party to any voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to the Company Stock owned by her. The Company Stock is the separate property of Seller and neither Bobby Hawkins nor any other Persons have any community property or other interest in such Company Stock.

                  4.4 Brokers. Seller has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

         5.       Representations and Warranties of Purchaser.

         Purchaser represents and warrants to Seller that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5), except as set forth in Purchaser Disclosure Schedule attached hereto. Nothing in Purchaser Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Purchaser Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Purchaser Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 5.

                  5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease its properties and carry on its business as presently conducted. Purchaser is licensed or qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary.

                  5.2 Due Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed by Purchaser, and this Agreement is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

                  5.3 No Conflict. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby or thereby by Purchaser will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the certificate of incorporation or by-laws of Purchaser, or (B) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which Purchaser is a party or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any party the right to create, any Security Interest or other adverse interest upon any property or asset of Purchaser; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any agreement or commitment to which Purchaser is a party or by which it (or any of its properties or assets) is subject or bound; or (iv) require Purchaser to obtain any authorization, consent, approval or waiver from, to give notification to, or to make any filing (other than filing to qualify as a foreign corporation where necessary) with, any Governmental Entity or Regulatory Authority, or to obtain the approval or consent of any other Person.

                  5.4 Brokers. Neither Purchaser nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

                  5.5 Securities Act. Purchaser represents and warrants to Seller that the Company Stock is being acquired solely for its own account for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act.

         6.       Pre-closing Covenants.

         The Parties agree as follows, except as otherwise described on the Disclosure Schedule, with respect to the period between the execution of this Agreement and the Closing:

                  6.1 General. Each of the Parties will use her or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in
         Article 8 below).

                  6.2 Notices and Consents. Each of the Parties, as promptly as practicable, (i) will make, or cause to be made, all filings and submissions required under laws, rules and regulations applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated hereby;
         (ii) will use their respective reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons, Governmental Entities and Regulatory Authorities necessary to be obtained by each of them, or any of their respective Subsidiaries or Affiliates, in order for each of them, respectively, so to consummate such transactions; and (iii) will use their respective best efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for each of them to fulfill their respective obligations hereunder.

                  6.3 Operation of Business. The Company will not, and Seller will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company will not, and Seller will not cause or permit the Company to, (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock, except as provided in Section

         3.10(v), or redeem, purchase or otherwise acquire any of its capital stock, (ii) take any action or omit to take any action which act or omission would result in the inaccuracy of any of its representations and warranties set forth herein if such representations or warranties were to be made immediately after the occurrence of such act or omission, or (iii) otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 3.10 above.

                  6.4 Preservation of Business. The Company and Seller will, and Seller will cause the Company to, (a) keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees and (b) comply in all respects with all laws, ordinances, rules, regulations and orders applicable to its business.

                  6.5 Full Access. The Company and Seller will, and Seller will cause the Company to, permit representatives of Purchaser and its financing parties, upon not less than 24 hours notice to Seller, to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company to all premises, properties, personnel, books, records (including Tax records and the workpapers of the independent accountants for the Company, contracts and documents of or pertaining to the Company).

                  6.6 Notice of Developments. Each Party will give prompt written notice to the others of any adverse development causing a breach of any of her or its own representations and warranties in Articles 3, 4 or 5 above. No disclosure by any Party pursuant to this
         Section 6.6, however, shall be deemed to amend or supplement the Disclosure Schedule, the Seller Disclosure Schedule or the Purchaser Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

                  6.7 Updated Financial Statements. As soon as available and in any event within 30 days after the end of each month prior to the Closing Date, commencing with January 31, 1998, Seller shall deliver to Purchaser a consolidated balance sheet and related statement of operations and cash flows of the Company. All such financial statements shall be covered by and conform to the representations and warranties set forth in Section 3.7 hereof and shall be included in the term "Financial Statements" for purposes of this Agreement.

                  6.8      Exclusivity.

                           (a) Seller will not, and will not cause or permit any
                  of the Company to, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to a Business Combination or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek a Business Combination. Seller will notify Purchaser immediately if any

                  Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                           (b) The Parties hereto recognize and acknowledge that
                  a breach by Seller of this Section 6.8 will cause irreparable and material loss and damage to Purchaser as to which it will not have an adequate remedy at law or in damages. Accordingly, each Party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach. In addition, in the event of any breach of the foregoing which results in Business Combination with a Person other than Purchaser within 12 months of the date of such breach, Seller shall promptly reimburse Purchaser for the reasonable expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

                  6.9 Environmental Inspections and Assessments. Purchaser shall have the right to inspect the records and the operations of the Company with respect to environmental matters, and shall have the right to require the Company to conduct Phase I assessments, as it deems appropriate. The Company shall pay the cost of such Phase I assessments. The representations, warranties, indemnities and other undertakings set forth herein shall not be affected by any such inspection or assessment or lack thereof, or the results of any such inspection or assessment.

                  6.10 Schedules. From time to time prior to the Closing, Seller and the Company will promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made pursuant to this Section shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement unless Purchaser specifically agrees thereto in writing.

                  6.11 Inventory Audit. Within thirty (30) days prior to Closing, Seller and Purchaser shall mutually agree on an appraiser knowledgeable in the farm and ranch business, and shall cause such appraiser to conduct an audit (in accordance with generally accepted accounting principles, consistently applied) of the inventory of the Company's assets as of the Closing Date. Each of the Company and Purchaser shall pay one-half of the cost of conducting such audit.

                  6.12 Company Information. The Company and Seller shall provide to Purchaser all financial information of the Company in the format required in connection with the filing of financial information of the Company with Purchaser's Current Report on Form 8-K under the Exchange Act required in connection with Purchaser's acquisition of the Business. Once such information has been provided to Purchaser, the expense of preparation of such Form 8-K shall be borne entirely by Purchaser.

         7.       Post-closing Covenants.

         The Parties agree as follows with respect to the period following the
Closing:

                  7.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 9 below). Seller acknowledges and agrees that from and after the Closing Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company. Purchaser will afford to Seller reasonable access to, and copies of, the records of the Company transferred to Purchaser at the Closing during normal business hours after the Closing.

                  7.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with her or it and her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 9 below).

                  7.3 Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of any of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Seller will refer all customer inquiries relating to the businesses of the Company to Purchaser from and after the Closing.

                  7.4 Confidentiality. Seller recognizes and acknowledges that she has and will have access to certain Confidential Information of the Company that, after the consummation of the transactions contemplated hereby, will be valuable, special and unique property of Purchaser. Seller agrees that she will, and will cause her Affiliates and representatives, to keep confidential and not disclose to any other Person or use for her own benefit or for the benefit of any other Person, and she will use her best efforts to prevent disclosure by any other Person of, any such Confidential Information to any Person for any purpose or reason whatsoever, except to authorized representatives of Purchaser; provided, however, such limitation shall not apply to any information which (i) is then generally known to the public; (ii) become or becomes generally known to the public through no fault of Seller, her Affiliates or representatives; and (iii) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. In the event of a breach or a threatened breach by Seller of any of the provisions contained in this
         Section 7.4 of this Agreement, Seller acknowledges that Purchaser and Rush will suffer irreparable damage or injury not fully compensable by money damages, or the exact amount of which may be impossible to obtain, and, therefore, will not have an adequate remedy available at law. Accordingly, Purchaser and Rush shall be entitled to obtain such injunctive relief or other equitable remedy, without the necessity of posting bond therefor, from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. The foregoing shall be in addition to and without prejudice to any other rights that the Purchaser and Rush may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages.

                  7.5 Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and Seller for certain tax matters following the Closing Date:

                           (a) Tax Periods Ending on or Before the Closing Date.
                  Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Seller shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller shall reimburse Purchaser for Taxes of the Company with respect to such periods within fifteen (15) days after payment by Purchaser or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet.

                           (b) Tax Periods Beginning Before and Ending After the
                  Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet. For purposes of this clause
                  (b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                           (c)      Cooperation on Tax Matters.

                                    (i) Purchaser, the Company and Seller shall
                  cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                                    (ii) Purchaser and Seller further agree,
                  upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                                    (iii) Purchaser and Seller further agree,
                  upon request, to provide the other party with all information that either party may be required to report pursuant to
                  Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                           (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Seller when due, and Seller will, at its expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.


                           (e) Name. Seller will not use any name or trademark containing the phrase "D&D" or any derivative thereof.

         8.       Conditions to Obligation to Close.

                  8.1 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) all representations and warranties of the Company
                  and Seller contained in this Agreement (including the Schedules hereto), and all written information delivered to Purchaser by the Company and Seller on or prior to the Closing Date pursuant to this Agreement, (i) that are qualified as to materiality shall be true in all respects on and as of the Closing Date and (ii) that are not qualified as to materiality shall be true in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were made, and such written information was delivered, on and as of the Closing Date;

                           (b) the Company and Seller shall have performed and
                  complied with all of its or her covenants hereunder in all material respects through the Closing;

                           (c) there shall have been no Material Adverse Change
                  in the Company from April 30, 1997 to the Closing Date not consented to by Purchaser in writing;

                           (d) the Company shall have procured all of the third
                  party consents required in connection with the consummation of the transactions contemplated hereby;

                           (e) no action, suit or proceeding shall be pending or
                  threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would
                  (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Purchaser to own the Company Stock and to control the Company,
                  (iv) affect adversely the right of the Company to own its assets and to operate its businesses, (v) require or could reasonably be expected to require any divestiture by the Company of a portion of its business that Purchaser in its reasonable judgment believes will have a Material Adverse Effect on the Company or (vi) imposes any condition upon the

                  Company that in Purchaser's reasonable judgment (x) would be materially burdensome to the Company or (y) would materially increase the costs incurred or that will be incurred by Purchaser as a result of consummating the Acquisition and the other transactions contemplated hereby (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

                           (f) Seller shall have delivered to Purchaser a
                  certificate to the effect that (i) each of the conditions specified above in Section 8.1(a) through (e) is satisfied in all respects;

                           (g) the Parties shall have received all
                  authorizations, consents, and approvals of any Governmental Entity or Regulatory Authority required in connection with the consummation of the transactions contemplated hereby;

                           (h) Seller shall have delivered to Purchaser an MAI
                  appraisal, dated as of a date within two months prior to the Closing Date, concluding that the orderly liquidation value of the Real Property is not less than $1,500,000 (Purchaser shall provide a list of prospective MAI appraisers to Seller from which list Seller shall choose the appraiser who shall conduct the appraisal and the Company shall pay the costs of such appraisal);

                           (i) Purchaser shall have received the resignations,
                  effective as of the Closing, of each director and officer of the Company other than those whom Purchaser shall have specified in writing at least five Business Days prior to the Closing;

                           (j) all actions, proceedings, instruments and
                  documents required or incidental to carrying out this Agreement and all other related legal matters shall have been approved by counsel to Purchaser;

                           (k) the board of directors of Purchaser and Rush, in
                  its sole discretion, shall have approved this Agreement and the consummation by Purchaser and Rush of the transactions contemplated hereby;

                           (l) Purchaser is satisfied with the results of its
                  continuing business, legal, and accounting due diligence regarding the Company;

                           (m) the Company and Seller shall have provided to
                  Purchaser all financial information of the Company in the format required in connection with the filing of financial information of the Company with Purchaser's Current Report on Form 8-K under the Exchange Act required in connection with Purchaser's acquisition of the Business; provided, however, Purchaser shall pay for the preparation of the Form 8-K at its own expense;

                           (n) the inventory audit contemplated by Section 6.11
                  shall have been completed and the results thereof shall be satisfactory to Purchaser;

                           (o) Bobby Hawkins shall have entered into the
                  Non-Competition and Confidentiality Agreement attached hereto as Schedule 8.1(o)(1), and the Consent Agreement attached hereto as Schedule 8.1(o)(2);

                           (p) Purchaser shall have had issued to it upon terms
                  satisfactory to Purchaser a five-year term life insurance policy on each of the lives of Seller and Bobby Hawkins in the amount of $5.0 million and $1.0 million, respectively; and

                           (q) all actions to be taken by Seller in connection
                  with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser.

         Purchaser may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

                  8.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) all representations and warranties of Purchaser
                  contained in this Agreement, and all written information delivered to Seller by Purchaser on or prior to the Closing Date pursuant to this Agreement, (i) that are qualified as to materiality shall be true in all respects on and as of the Closing Date and (ii) that are not qualified as to materiality shall be true in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were made, and such written information was delivered, on and as of the Closing Date;

                           (b) Purchaser shall have performed and complied with
                  all of its covenants hereunder in all material respects through the Closing;

                           (c) no action, suit, or proceeding shall be pending
                  or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would
                  (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

                           (d) Purchaser shall have delivered to Seller a
                  certificate to the effect that each of the conditions specified above in Section 8.2(a) through (c) is satisfied in all respects;

                           (e) the Parties shall have received all other
                  authorizations, consents and approvals of any Governmental Entity or Regulatory Authority required in connection with the consummation of the transactions contemplated hereby;

                           (f) Purchaser shall not have elected to reduce the
                  value of the inventory of the Company as reflected on the Closing Date Balance Sheet by greater than $150,000;

                           (g) the inventory audit contemplated by Section 6.11
                  shall have been completed and the results thereof shall be satisfactory to Seller;

                           (h) all actions to be taken by Purchaser in
                  connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller; and

                           (i) Rush shall execute and deliver to each of Bobby
                  Hawkins and Seller an option (the "Option") in the form of Exhibits 8.2A and 8.2B.

Seller may waive any condition specified in this Section 8.2 if they execute a writing so stating at or prior to the Closing.

         9.       Indemnity by Seller.

                  9.1 Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement shall survive the Closing hereunder (even if the other Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three years thereafter, regardless of any investigation made by Rush, Purchaser or Seller or on their behalf, except as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal; provided, however, that the representations and warranties relating to (i) environmental matters and ERISA shall survive and remain in full force and effect for the periods equal to the applicable statutes of limitation relating thereto and (ii) Taxes shall survive and remain in full force and effect until the latest to occur of (x) three years from the date of the last filing of a Tax Return covering all Taxes relating to all periods prior to the Closing Date, (y) the expiration of the applicable statute of limitations, or (z) six months following the ultimate disposition of any claim with respect to any

         Taxes; and provided further that the representations set forth in Sections 3.3 and 4.3 shall survive and remain in full force and effect forever.

                  9.2 Indemnification Provisions for Benefit of the Purchaser and Rush.

                           (a) In the event the Company or Seller breaches (or
                  in the event any third party alleges facts that, if true, would mean the Company or Seller has breached) any of their representations, warranties and covenants contained herein, and, if there is any applicable survival period pursuant to
                  Section 9.1 above, provided that the Purchaser makes a written claim for indemnification against Seller within such survival period, then Seller agrees to indemnify the Purchaser and Rush from and against the entirety of any Adverse Consequences the Purchaser, the Company or Rush may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Purchaser, the Company or Rush may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by the breach (or the alleged breach); provided, however, that Seller shall not have any obligation to indemnify the Purchaser or Rush from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach (or alleged breach) of any representation or warranty of the Company or Seller until Rush, Purchaser or the Company have, in the aggregate, suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of $25,000, and then for all such Adverse Consequences, and provided further that Seller's maximum liability hereunder shall not exceed the Purchase Price. Notwithstanding anything herein to the contrary, the $25,000 and $10.5 million limitations shall not apply to any Adverse Consequences resulting from breaches of the representations and warranties contained in Sections 3.3 and
                  4.3 hereof.

                           (b) Seller agrees to indemnify the Purchaser and Rush
                  from and against the entirety of any Adverse Consequences the Purchaser, Rush or the Company may suffer resulting from, arising out of, relating to, in the nature of or caused by any Liability of any of Seller, the Company, the Purchaser and Rush (w) for any Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 7.5) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet,
                  (x) for the unpaid Taxes of any Person (other than the Company) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, (y) for the legal proceedings listed on the Disclosure Schedule or any legal proceedings (whether or not disclosed on the Disclosure Schedule) commenced after the Closing Date but in which the principal event(s) giving rise thereto occurred prior to the Closing, or (z) for any Environmental Liabilities.

                  9.3 Indemnification Provisions for Benefit of the Seller. In the event the Purchaser breaches (or in the event any third party alleges facts that, if true, would mean the Purchaser has breached) any of its representations, warranties and covenants contained herein, and, if there is an applicable survival period pursuant to Section 9.1 above, provided that the Seller makes a written claim for indemnification against the Purchaser within such survival period, then the Purchaser agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by the breach (or alleged breach); provided, however, that Purchaser shall not have any obligation to indemnify the Seller from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach (or alleged breach) of any representation or warranty of the Purchaser until the Seller has, in the aggregate, suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of $25,000, and then for all such Adverse Consequences up to and including the $25,000, and provided further that Purchaser's maximum liability hereunder shall not exceed the Purchase Price.

                  9.4      Matters Involving Third Parties.

                           (a) If any third party shall notify any Party (the
                  "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Article 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (b) Any Indemnifying Party will have the right to
                  defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with the evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,
                  (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (c) So long as the Indemnifying Party is conducting
                  the defense of the Third Party Claim in accordance with
                  Section 9.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the Prior written consent of the Indemnifying Party (not to be withheld, delayed or conditioned unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld, delayed or conditioned unreasonably).

                           (d) In the event any of the conditions in Section
                  9.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 9.

                  9.5 Determination of Adverse Consequences. All indemnification payments under this Article 9 shall be deemed adjustments to the Purchase Price.

                  9.6 Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any Party may have for breach of representation, warranty or covenant. Seller hereby agrees that she will not make any claim for indemnification against the Company by reason of the fact that she was a stockholder, director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by the Purchaser against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law or otherwise).

                  9.7 INDEMNIFICATION IF NEGLIGENCE OF INDEMNITEE. THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 9 SHALL BE APPLICABLE WHETHER OR NOT THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OF THE PARTY SEEKING INDEMNIFICATION, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PARTY SEEKING INDEMNIFICATION, OR THE SOLE OR CONCURRENT LIABILITY IMPOSED VICARIOUSLY ON THE PARTY SEEKING INDEMNIFICATION, IS ALLEGED OR PROVEN.

                  9.8      Releases.

                           (a) As of the Closing, Seller does hereby for such
                  Seller and such Seller's Affiliates, heirs, executors, administrators and legal representatives remise, release, acquit and forever discharge the Company and its Affiliates, officers, directors, controlling Persons or entities, employees, attorneys and successors and assigns (collectively, the "Company Released Parties") of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, which such Seller and such Seller's Affiliates now have, own or hold or have at any time previously had, owned or held against the Company Released Parties, including without limitation all liabilities created as a result of the sole or contributory negligence, gross negligence and willful acts of any Company Released Party, existing as of the Closing or relating to any matter that occurred on or prior to the Closing; provided, however, that any claims, liabilities, debts or causes of action that may arise in connection with the failure of any of the parties hereto to perform any of their obligations hereunder or under any other agreement relating to the transactions contemplated hereby or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements shall not be released or discharged pursuant to this Agreement. Seller represents and warrants that such Seller has not previously assigned or transferred, or purported to assign or transfer, to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released in this Section 9.8(a). Seller covenants and agrees that such Seller will not assign or transfer to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released in this Section 9.8(a). Each of Seller and Purchaser represent and warrant to the other that they have been represented or advised by legal counsel and other professional advisors in connection with the negotiation and delivery of this Agreement.

                           (b) As of the Closing, the Company does hereby for
                  such Company remise, release, acquit and forever discharge Seller and Seller's Affiliates, heirs, executors, administrators and legal representatives (collectively, the "Seller Released Parties") of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, which such Company now have, own or hold or have at any time previously had, owned or held against the Seller Released Parties, including without limitation all liabilities created as a result of the sole or contributory negligence, gross negligence and willful acts of any Seller Released Party, existing as of the Closing or relating to any matter that occurred on or prior to the Closing; provided, however, that any claims, liabilities, debts or causes of action that may arise in connection with the failure of any of the parties hereto to perform any of their obligations hereunder or under any other agreement relating to the transactions contemplated hereby or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements shall not be released or discharged pursuant to this Agreement. The Company covenants and agrees that after the Closing Date the Company will not assign or transfer to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released in this Section 9.8(b). Seller represents and warrants that neither Seller nor Seller Released Parties are indebted to the Company as of the Closing Date and that neither Seller nor Seller Released Parties will owe any amount to the Company that will be reflected as an asset on the Closing Date Balance Sheet.

         10. Offset Provisions. Notwithstanding any other provisions of this Agreement, in the event Seller becomes obligated to pay sums to Purchaser, Rush or any party entitled to indemnification under this Agreement or any of the documents or agreements referenced herein or contemplated hereby (whether as a result of indemnity, breach of contract or otherwise), Purchaser shall be entitled to, and shall have the right to, reduce and offset payments due under the Promissory Note in such amount or amounts as Purchaser (and Rush and any Indemnified Party that is not promptly paid by Seller) is entitled to receive from Seller, and any such offset shall be deemed to be a payment under the Promissory Note.

         11.      Termination.

                  11.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                           (a) Purchaser and Seller may terminate this Agreement
                  by mutual written consent at any time prior to the Closing;

                           (b) Purchaser may terminate this Agreement by giving
                  written notice to Seller on or before the Closing Date if Purchaser is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Company;

                           (c) Purchaser may terminate this Agreement by giving
                  written notice to Seller at any time prior to the Closing (i) in the event the Company or Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or
                  (ii) if the Closing shall not have occurred on or before April 30, 1998, by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty or covenant contained in this Agreement); and

                           (d) Seller may terminate this Agreement by giving
                  written notice to Purchaser at any time prior to the Closing
                  (i) in the event the Purchase has breached any representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before April 30, 1998, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from the Company or Seller themselves breaching any representation, warranty or covenant contained in this Agreement).

                  11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         12.      Requirements of Securities Laws.

                  12.1 Accredited Investors. Seller recognizes that the Option Stock is not being registered under the Securities Act in reliance upon an exemption from the Securities Act which is predicated, in part, on the representations and agreements of Seller set forth in this Agreement. Seller represents and warrants to Purchaser and Rush that she is an "accredited investor" as that term is defined in Rule 501(a) of the Securities Act and that the Option Stock is being acquired solely for her own account for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act. Seller understands that the effect of such representation and warranty is that the Option Stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available at the time for any proposed sale or other transfer thereof. Seller also understands that neither Purchaser nor Rush is under any obligation to file a registration statement under the Securities Act covering the Option Stock or to take any other action to enable Seller to transfer or otherwise dispose of the Option Stock. Seller represents that she has consulted with counsel in regard to the Securities Act and that she is fully familiar with the circumstances under which she is required to hold the Option Stock and the limitations upon the transfer or other disposition thereof. Seller acknowledges that Purchaser and Rush are relying upon the truth and accuracy of the foregoing representations and warranties in issuing the Option Stock under the Securities Act. Seller agrees to indemnify and hold Purchaser and Rush harmless against all liabilities, costs and expenses, including reasonable attorneys' fees, incurred by either Purchaser or Rush as a result of any sale, transfer or other disposition by him of all or any part of the Option Stock in violation of the Securities Act.

                  12.2 Legend. The certificates representing the Option Stock shall bear the following legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

                  12.3 SEC Documents. Seller acknowledges that she has been furnished by Rush with (a) a copy of the Annual Report on Form 10-K of Purchaser for the fiscal year ended December 31, 1996, in the form filed with the SEC, and (b) copies of all filings since December 31, 1996, by Purchaser with the SEC in compliance with Section 13 or 14 of the Exchange Act. Seller represents that she has reviewed the foregoing documents and acknowledge that she has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of the information contained in the foregoing documents, including the opportunity to ask questions of, and receive answers from, officers and representatives of Rush concerning Rush and the terms and conditions of the transactions contemplated by this Agreement.

         13.      Non-Competition Agreement.

                  13.1 Non-Competition. In consideration of the benefits of this Agreement to the Seller and as a material inducement to Purchaser and Rush to enter into this Agreement and pay the Purchase Price, Seller hereby covenants and agrees that, commencing on the Closing Date and ending on the later of (i) five years from the Closing Date, or
         (ii) three years following the date Seller ceases to be employed by Purchaser or an Affiliate of Purchaser, regardless of how such cessation of employment may be brought about; she shall not, and the Seller will cause her Affiliates and representatives not to, directly or indirectly, as proprietor, partner, stockholder, director, executive, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity which engages anywhere in the States of California, Arizona, New Mexico, Texas, Oklahoma, Louisiana, Arkansas, Tennessee, Mississippi, Alabama, Georgia or Florida, in any business activity in which the Company participates or participated as of the Closing

         Date; provided, however, the foregoing shall not prohibit the Seller and her representatives from purchasing and holding as an investment not more than 1% of any class of publicly-traded securities of any entity which conducts a business in competition with the business of the Company, so long as Seller, her Affiliates and representatives do not participate in any way in the management, operation or control of such entity.

                  13.2 Judicial Reformation. Seller acknowledges that, given the nature of the Purchaser's business, the covenants contained in
         Section 13.1 establish reasonable limitations as to time, geographic area and scope of activity to be restrained and do not impose a greater restraint than is reasonably necessary to protect and preserve the goodwill of Purchaser's and Rush's business and to protect their legitimate business interests. If, however, Section 13.1 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of it being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographic area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court.

                  13.3 Customer Lists; Non-Solicitation. Seller hereby further covenants and agrees that she shall not, and Seller will cause her Affiliates and representatives not to, directly or indirectly, for a period commencing on the Closing Date and ending on the later of (i) five years from the Closing Date, or (ii) three years following the date Seller ceases to be employed by Purchaser or an Affiliate of Purchaser, the Company or Rush (a) use or make known to any person or entity the names or addresses of any clients or customers of the Company or Purchaser or Rush or any other information pertaining to them; provided, however, such limitation shall not apply to any information which (i) is then generally known to the public; (ii) become or becomes generally known to the public through no fault of Seller, her Affiliates or representatives; and (iii) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law, (b) call on, solicit, or attempt to call on or solicit any clients or customers of the Company or Purchaser or Rush, (c) solicit for employment, recruit, hire or attempt to recruit or hire any employees of the Company or Purchaser or Rush, nor (d) become the employee or consultant of or otherwise render services to, or own any interest in, any enterprise that directly or indirectly competes with the business engaged in by the Company as of the Closing Date.

                  13.4 Covenants Independent. The covenants of the Seller contained in Sections 13.1, 13.2 and 13.3 of this Agreement will be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by Seller against Purchaser or Rush will not constitute a defense to the enforcement by Purchaser or Rush of said provisions. Seller understands that the provisions contained in Sections 13.1, 13.2 and 13.3 are essential elements of the transactions contemplated by this Agreement and, but for the agreement of Seller to Sections 13.1, 13.2 and 13.3, Purchaser and Rush would not have agreed to enter into this Agreement and the transactions contemplated herein. Seller has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of Sections 13.1, 13.2 and 13.3 with specific regard to the nature of the business conducted by the Company and Purchaser and Rush and Seller acknowledges that Sections 13.1, 13.2 and 13.3 are reasonable in all respects.

                  13.5 Remedies. In the event of a breach or a threatened breach by either Seller of any of the provisions contained in Sections 13.1, 13.2 or 13.3 of this Agreement, Seller acknowledges that Purchaser and Rush will suffer irreparable damage or injury not fully compensable by money damages, or the exact amount of which may be impossible to obtain, and, therefore, will not have an adequate remedy available at law. Accordingly, Purchaser and Rush shall be entitled to obtain such injunctive relief or other equitable remedy, without the necessity of posting bond therefor, from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. The foregoing shall be in addition to and without equity, including, without limitation, the right to sue for damages.

                  13.6 Exceptions. Notwithstanding the foregoing provisions of Article 13, Seller shall be entitled at all times from and after the Closing to (i) have membership in, hold office in and perform services on behalf of any trade association or similar organization, (ii) collect any accounts receivable transferred to Seller pursuant to
         Section 2.3(e), (iii) sell any inventory transferred to Seller pursuant to Section 2.3(a), (iv) solicit for employment and employ members of the immediate family of Seller, and (v) utilize the services of Susan Hubbert in a capacity not in competition with the Company's business so long as such utilization does not materially interfere with Ms. Hubbert's performance of services as an employee of the Company.

         14.      Survey.

                  14.1 Survey. Within 20 days from and after the date hereof, The Company agrees, and Seller agrees to cause the Company to, at the Company's sole cost and expense, (a) to cause a registered, licensed state surveyor approved by Purchaser and the Title Company to prepare a new or updated on the ground survey or surveys of the Real Property (whether one or more, the "Survey"), and (b) to deliver to Purchaser at least three copies, to Purchaser's counsel at least one copy, and to the Title Company at least one copy of each Survey plat and a certificate under the seal of the surveyor, which Survey shall be made in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, including items 1, 2, 3, 4, 6, 7, 8, 9, 10, 11 and 13 thereof.
         The survey shall also include the surveyor's registered number and seal, the date of the Survey, and the following narrative certificate:

                  "The undersigned does hereby certify that (i) this survey was this day made upon the ground of the property reflected hereon, for the benefit of and reliance by Rush Enterprises, Inc., Rush Retail Centers, Inc. and Alamo Title Company, (ii) the description contained hereon is correct, (iii) the Real Property has separate access to and from a dedicated roadway as shown hereon, (iv) except as shown hereon, there are no discrepancies, conflicts, shortages in area, encroachments, improvements, overlapping of improvements, set-back lines, easements or roadways, (v) the gross and net areas (both acreage and square footage) of the Real Property shown hereon are correct, and (vi) the area of the Real Property is shown, if any, which lies within the one hundred year (100) year plain or any area having special flood hazards as designated by the U.S. Army Corps of Engineers, the Federal Emergency Management Agency, or any other government agency."

                  The Survey shall be in form and substance acceptable to the Title Company as a basis for deleting to the maximum extent permitted by applicable title insurance regulations (at the Company's expense) the standard printed exceptions from the Owner Policy of Title Insurance to be delivered by Seller as hereinabove provided. The terms "net acreage" and "net square footage" as used herein shall mean the number of acres and square feet determined by the Surveyor to be equal to (a) the total acreage and square footage within the Real Property less (b) the number of total acres and square feet contained within any land lying within any easement or right-of-way or other such matter as described in Subsections (iv), (v) and (vi) above, and contained within any land lying within the 100 year flood plain. Without in any way limiting the foregoing, the surveyor shall provide separate written field note descriptions for the Real Property.

                  14.2 Remedies for Failure to Deliver Survey. In the event Seller does not cause the Survey to be delivered within such 20-day period, then and thereafter, Purchaser shall have the option to (a) procure the Survey, at the expense of Seller (and Seller shall reimburse Purchaser immediately upon demand for all amounts incurred or expended in procuring the same, and in the event Seller does not so reimburse Purchaser, Purchaser may deduct such amounts from the Cash Consideration on the Closing Date), or (b) waive the Survey requirements and proceed to close the sale contemplated by this Agreement.

         15.      Title Commitment and Condition of Title.

                  15.1 Title Commitment. Within ten days from and after the date hereof, at the Company's sole cost and expense, Seller agrees to cause the Company to, and the Company agrees to cause the Title Company to furnish Purchaser and its counsel a Commitment for Owner Policy of Title Insurance (the "Title Commitment") prepared and issued by the Title Company describing and covering the Real Property, listing the Company as the prospective named insured and showing as the policy amount an amount equal to the value of the Real Property as determined by the appraisal to be conducted pursuant to Section 8 hereof. The Title Commitment shall constitute the commitment of the

         Title Company to insure, by title insurance in the standard form promulgated by the Board of Insurance of the State of Texas, The Company's title to the Real Property to be good and indefeasible and subject to the standard printed exceptions except as modified below, but deleting (at the Company's expense) to the maximum extent permitted by applicable title insurance regulations the standard printed form survey exception from the Owner Policy of Title Insurance as hereinabove provided. The standard exception as to the lien for taxes shall be limited to the year of Closing, and shall be endorsed "Not Yet Due and Payable." The Title Commitment shall contain no exception for "visible and apparent easements" or for "public or private roads" or the like. The Title Commitment shall contain no exception for "rights of parties in possession".

                  15.2 UCC Reports. Within ten days from and after the date hereof, Seller shall cause the Company to, and the Company shall, at the Company's sole cost and expense, furnish to Purchaser a report (the "UCC Report") of searches made of the Uniform Commercial Code Records of Guadalupe County, Texas, of the Official Public Records of Real Property of Guadalupe County, Texas, and of the Office of the Secretary of State, State of Texas, or the proper offices in the State of Texas where Uniform Commercial Code records are maintained, which searches shall show that none of the Company's assets are subject to any lien or security interest (other than liens and security interests which are not objected to by Purchaser). An update of the searches (dated no more than two days prior to the Closing Date, but delivered prior to the Closing Date) shall be provided by Seller to Purchaser at the Company's sole cost and expense.

                  15.3 Disclosure of Exceptions by Title Commitment and UCC Report. Purchaser shall have a period of 20 days from the last to be delivered to Purchaser and its counsel of each of the Survey, UCC Report, Title Commitment and the documents referred to therein as conditions or exceptions to title to the Real Property in which to review such items and to deliver to Seller in writing such objections as Purchaser may have to anything contained or set forth in the Survey, UCC Report, Title Commitment or title exception documents. Any items to which Purchaser does not object within such period shall be deemed to be permitted exceptions hereunder ("Permitted Exceptions"). In the event Purchaser timely objects to any matter contained in the Survey, UCC Report, Title Commitment or title exception documents, Seller shall have a reasonable time, not to exceed twenty five days from the date such objections are made known in writing to Seller, to cure such objections. Any curative actions shall be completed and all curative materials shall be filed by Seller, at the Company's sole cost and expense, within such 25-day period. If Seller cannot cure the objections within such twenty-five day period, Purchaser shall have the option to (a) cancel this Agreement, in which event the parties shall have no further obligations hereunder; (b) if the matters to which Purchaser has objected can be cured for $25,000 or less, to cure and deduct the cost of such cure from the Cash Consideration; or (c) waive the objections, and proceed to close the transaction contemplated hereby. In the event, however, that a lien indebtedness against any of the Company's Assets (including past due taxes) is disclosed by the Title Commitment or the UCC Report, then Seller shall (y) discharge such lien indebtedness prior to the Closing, or (z) authorize the Title Company to discharge such lien indebtedness at the Closing out of the Cash Consideration, and all costs incurred in connection with discharging such lien indebtedness shall not count against the $25,000 amount referenced in clause (b) of the immediately preceding sentence.

         16.      Environmental Studies and Remediation Activities.

                  16.1 Environmental Studies. Seller shall cause the Company to, and the Company shall, at the Company's cost and expense, undertake or is undertaking a Phase I environmental site assessment ("ESA") with respect to the Real Property utilizing the party designated by Purchaser. Within 20 days after the date hereof, Seller shall provide to Purchaser, at the Company's sole cost and expense, copies of (a) all existing ESAs (whether Phase I, Phase II or otherwise) covering all or any portion of the Real Property, to the extent the same are in Seller's or the Company's possession or Seller or the Company have access to them, and (b) any other environmental studies, reports and information, including, without limitation, correspondence from Governmental Authorities, concerning the environmental condition of the Real Property, to the extent the same are in Seller's or the Company's possession or Seller or the Company have access to them (all of the foregoing information, whether obtained by Purchaser or provided by Seller, being hereinafter referred to as "Environmental Information"). Without in any way limiting the provisions of the preceding sentence, Purchaser and its contractors and representatives, at Purchaser's expense, shall have at least 60 days from the date hereof, but in no event less than 20 days from receipt of the Environmental Information (the "Feasibility Period") within which to conduct any and all engineering, environmental and economic feasibility studies and tests of the Real Property which Purchaser, in Purchaser's sole discretion, deems necessary to determine whether the Real Property is environmentally, engineeringly and economically suitable for Purchaser's intended use. Each of Seller and Company have granted and hereby grant to Purchaser and its contractors and representatives access to the Real Property for the purpose of performing such studies or tests. Such persons shall conduct their studies and tests in such a manner as to minimize interference with the Company's business, and, upon completion of their activities on the Real Property, shall restore the Real Property as nearly as is reasonably possible to the condition it was in immediately prior to such activities.

                  16.2 Remediation. In the event that any of the Environmental Information or any studies or tests performed or commissioned by Purchaser indicate the existence of any Environmental Conditions on the Real Property, then Seller shall have a period of 30 days after notification thereof in which to remediate or otherwise cure the same in accordance with all applicable Governmental Requirements. In the event that an Environmental Condition exists or is discovered on the Real Property and Seller fails or refuses to remediate or otherwise cure or have cured such Environmental Condition within the required 30-day period, or in the event such Environmental Condition is not capable of being remediated or otherwise cured within such 30-day period, then Purchaser shall have the following options: (a) cancel this Agreement by written notice thereof given to Seller prior to the Closing Date, in which event the parties hereto shall have no further obligations hereunder or
         (b) if the Environmental Condition can be remediated or cured for $25,000 or less, to remediate or cure and deduct the cost of such cure from the Cash Consideration.

                  16.3 No Waiver. It is expressly understood and agreed by Purchaser and Seller that nothing in this Article 16 shall in any way operate as a waiver of or limitation on the environmental indemnification obligations of Seller set forth in this Agreement, and such indemnification obligations shall apply without regard to whether
         (a) any Environmental Conditions are disclosed as existing on reports performed or commissioned by Seller, the Company or Purchaser, (b) any environmental remediation or curative actions are undertaken by Purchaser, the Company or Seller hereunder, or (c) Purchaser elects to waive remediation or other curative actions with respect to Environmental Conditions on the Real Property and to proceed to Closing.

         17.      Miscellaneous.

                  17.1 Damage to Assets. If, on or before the Closing Date, the assets or properties of the Company are damaged or destroyed, Seller will immediately notify Purchaser of such damage or destruction. In the event of any such damage or destruction, Purchaser shall have the right, in its sole discretion, to either (i) reduce the Purchase Price by an amount equal to the difference between the insurance proceeds and the value of the damaged or destroyed asset or assets, and complete the purchase, or (ii) terminate this Agreement as provided by
         Section 11.1 hereof and not complete the purchase.

                  17.2 Expenses. Whether or not the transactions contemplated hereby are consummated, each of the Parties will pay all costs and expenses of its performance of and compliance with this Agreement.

                  17.3 Further Actions. From time to time, at the request of any Party hereto, the other parties hereto shall execute and deliver such instruments and take such action as may be reasonably requested to evidence the transactions contemplated hereby.

                  17.4 Dispute Resolution. Except for the provisions of Articles 7.4, 9 and 13 of this Agreement dealing with restrictive covenants and non-disclosure of confidential information and other disputes with respect to which the remedy of injunctive relief is sought as provided for in this Agreement, with respect to which Purchaser and Rush expressly reserve the right to immediately and without any negotiation or mediation as provided herein, petition a court directly for injunctive and other relief, the parties agree that each will attempt to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement prior to proceeding to arbitration as provided herein. Either party may initiate this agreement prior to filing for arbitration as provided herein. Either party may initiate negotiations by providing written notice in letter form to the other party, setting forth the subject of the dispute and the relief requested. The recipient of such notice will respond in writing within five days with a statement of its position on and recommended solution to the dispute. If the dispute is not resolved by this exchange of correspondence, then representatives of each party with full settlement authority will meet at a mutually agreeable time and place within ten days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute. If the dispute is not resolved by these negotiations, the matter will be submitted to a J.A.M.S., or its successor, for mediation. If the matter is not resolved by such mediation within 30 days of the initiation of negotiations, then either party may proceed with arbitration in accordance with this Agreement.

         Except for the provisions of Articles 7.4, 9 and 13 of this Agreement dealing with restrictive covenants and non-disclosure of confidential information and other disputes with respect to which the remedy of injunctive relief is sought as provided for in this Agreement, with respect to which Purchaser and Rush expressly reserve the right to petition a court directly for injunctive and other relief, any controversy of any nature whatsoever, including, but not limited to, tort claims or contract disputes, between the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors and assigns, as applicable, arising out of or related to this Agreement, including the implementation, applicability and interpretation thereof, shall, upon the written request of one party served upon the other, be submitted to and settled by arbitration in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. ss. ss. 1-15, as amended. The terms of the commercial arbitration rules of the American Arbitration Association (the "AAA") shall apply except to the extent they conflict with the provisions of this paragraph. If the amount in controversy in the arbitration exceeds Two Hundred Fifty Thousand Dollars ($250,000), exclusive of interest, attorneys' fees and costs, the arbitration shall be conducted by a single independent arbitrator. The parties shall endeavor to select independent arbitrators by mutual agreement. If such agreement cannot be reached within 30 calendar days after a dispute has arisen which is to be decided by arbitration, the selection of the arbitrator(s) shall be made in accordance with Rule 13 of the Rules as presently in effect. If three arbitrators are selected, the arbitrators shall elect a chairperson to preside at all meetings and hearings. If a dispute is to be resolved by a sole arbitrator in accordance with the terms hereof, or if the dispute is to be resolved by a panel of three arbitrators as provided hereinabove, then each such arbitrator shall be a member of a state bar engaged in the practice of law in the United States or a retired member of a state or the federal judiciary in the United States. The award of the arbitrator(s) shall require a majority of the arbitrators in the case of a panel of arbitrators, shall be based on the evidence admitted and the substantive law of the State of Texas and shall contain an award for each issue and counterclaim. The award shall be made 30 days following the close of the final hearing and the filing of any post-hearing briefs authorized by the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the parties hereto. Each party shall be entitled to inspect and obtain a copy of non-privileged relevant documents in the possession or control of the other party. All such discovery shall be in accordance with procedures approved by the arbitrator(s). Unless otherwise provided in the award, each party shall bear its own costs of discovery.



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         Each party shall be entitled to take one deposition. Each party shall be entitled to submit one set of interrogatories which require no more than 30 answers. All discovery shall be expedited, consistent with the nature and complexity of the claim or dispute and consistent with fairness and justice. The arbitrator(s) shall have the power to compel any party to comply with discovery requests of the other parties and to issue binding orders relating to any discovery dispute which shall be enforceable in the same manner as awards. The arbitrator(s) also shall have the power to impose sanctions for abuse or frustration of the arbitration process, including, without limitation, the refusal to comply with orders of the arbitrator(s) relating to discovery and compliance with subpoenas. Each Seller, Purchaser and Rush hereby irrevocably waives and releases any right to recover such damages in excess of those damages authorized by this Section 17.4. The arbitrator(s) may require the non-prevailing party to pay the prevailing party's attorneys' fees and costs incurred in connection with the arbitration. It is further agreed that any of the parties hereto may petition the United States District Court for the Western District of Texas, San Antonio Division, for a judgment to be entered upon any award entered through such arbitration proceedings.

                  17.5 Effect of Due Diligence. No investigation by or on behalf of Purchaser into the business, operations, prospects, assets or condition (financial or otherwise) of the Company shall diminish in any way the effect of any representations or warranties made by Seller and the Company in this Agreement or shall relieve Seller or the Company of any of its obligations under this Agreement.

                  17.6 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Purchaser and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

                  17.7 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  17.8 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including without limitation that certain letter agreement dated November 10, 1997.

                  17.9 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of her or its rights, interests, or obligations hereunder without the prior



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         written approval of Purchaser and Seller; provided, however, that
         Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  17.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  17.11 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  17.12 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) on the date of delivery, if delivered to the persons identified below, (b) two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


                  If to Seller:        Georgette Hawkins
                                       P.O. Box 1837
                                       Seguin, Texas  78155


                  Copy to:             Duncan, Ulman, Weakley & Bressler, Inc.
                                       603 Navarro Street, Suite 1000
                                       South Texas Building
                                       San Antonio, Texas  78205-1838
                                       Attn: Edgar M. Duncan



                  If to Purchaser:     Rush Enterprises, Inc.
                                       P.O. Box 34630
                                       San Antonio, Texas  78265
                                       Attention:  W. Marvin Rush and
                                       Martin A. Naegelin, Jr.


                  Copy to:             Fulbright & Jaworski L.L.P.
                                       300 Convent, Suite 2200
                                       San Antonio, Texas  78205
                                       Attn:  Phillip M. Renfro

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any



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         other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  17.13 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

                  17.14 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  17.15 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  17.16 Expenses. Each of Purchaser and Seller will bear her own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. Seller agrees that the Company has not borne or will bear any of Seller's costs and expenses in connection with this Agreement or any of the transactions contemplated hereby, other than her attorneys' fees, the fees of her accountants, the title policy, survey, environmental studies, inventory audit and appraisal of the Real Property, which shall be paid by the Company as provided in this Agreement.

                  17.17 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists



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         another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

                  17.18 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  17.19 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.





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                  IN WITNESS WHEREOF, the undersigned have duly executed this
Stock Purchase Agreement as of the date set forth above.

                                     RUSH RETAIL CENTERS, INC.


                                     By:
                                        ----------------------------------
                                     Title:
                                           -------------------------------

                                     RUSH ENTERPRISES, INC.


                                     By:
                                        ----------------------------------
                                     Title:
                                           -------------------------------


                                     D&D FARM & RANCH SUPERMARKET, INC.


                                     By:
                                        ----------------------------------
                                     Title:
                                           -------------------------------


                                     -------------------------------------
                                     GEORGETTE HAWKINS




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